Exhibit 4.36

EXECUTION VERSION

COOPERATION AGREEMENT

dated

among

SM INVESTMENTS CORPORATION

for itself and on behalf of the other companies listed in Schedule 2

BELLE CORPORATION PREMIUMLEISURE

AND AMUSEMENT, INC. and

MCE LEISURE (PHILIPPINES) CORPORATION

for itself and on behalf of MCE Holdings (Philippines) Corporation and

MCE Holdings No. 2 (Philippines) Corporation

MARTINEZ VERGARA GONZALEZ & SERRANO

COOPERATION AGREEMENT

This Cooperation Agreement (the “Agreement”) is made and entered into this                      at                     , by and among:

(1)	SM INVESTMENTS CORPORATION, a corporation duly organized and existing under and by virtue of Philippine laws, with office address at the 10th Floor, One E-com Center, Mall of Asia Complex, J.W. Diokno Boulevard, Pasay City, Metro Manila, Philippines (“SMIC”), for itself and on behalf of the other companies of the SM Group each a corporation duly organized and existing under and by virtue of Philippine laws with office address opposite their names as listed in Schedule 2,

(each of the companies in the SM Group other than SMIC, a “SM Subsidiary” and together the “SM Subsidiaries”);

(2)	BELLE CORPORATION, a corporation duly organized and existing under and by virtue of Philippine laws, with office address at 5th Floor, 2 E-com Center, Mall of Asia Complex, J.W. Diokno Boulevard, Pasay City, Metro Manila, Philippines (“Belle”);

(3)	PREMIUMLEISURE AND AMUSEMENT, INC., a corporation duly organized and existing under and by virtue of Philippine laws, with office address 5th Floor, 2 E-com Center, Mall of Asia Complex, J.W. Diokno Boulevard, Pasay City, Metro Manila, Philippines (“PLAI”),

(SMIC, Belle and PLAI shall each be known as a “Philippine Party”, and collectively as the “Philippine Parties”); and

(4)	MCE LEISURE (PHILIPPINES) CORPORATION, (“MCE Leisure”) a corporation duly organized and existing under and by virtue of Philippine laws, with office address at c/o 21st Floor Philamlife Tower, Paseo de Roxas, Makati, Metro Manila, Philippines for itself and on behalf of MCE Holdings (Philippines) Corporation (“MCE Holdings”) and MCE Holdings No. 2 (Philippines) Corporation (“MCE Holdings 2”), each a corporation duly organized and existing under and by virtue of Philippine laws, with office address c/o 21st Floor Philamlife Tower, Paseo de Roxas, Makati, Metro Manila, Philippines,

(each of MCE Holdings and MCE Holdings No. 2 shall be known as a “MCE PHP Subsidiary” and each MCE PHP Subsidiary and MCE Leisure shall be known as a “MCE Party” and collectively as the “MCE Parties”),

(SMIC, each of the other companies of the SM Group, Belle, PLAI, and the MCE Parties shall each be known as a “Party”, and collectively as the “Parties”).

RECITALS

(A)	The Philippine Parties and the MCE Parties will be the Licensees on and from Closing.

(B)	The Parties desire to enter into this Agreement to, among other things (i) regulate the relationship of the Philippine Parties and the MCE Parties as Licensees, and (ii) provide for the contribution of certain amounts to the Project, in each case on and from Closing.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

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SECTION 1. DEFINITIONS AND CONSTRUCTION

1.01	Defined Terms

When used in this Agreement, unless the context requires otherwise, capitalized terms shall have the meanings ascribed to such terms in this Agreement.

1.02	Principles of Construction

(a)	Unless the context requires otherwise, words imputing the singular include the plural and vice versa, and words importing a gender include every gender.

(b)	If a word or phrase is defined, its other grammatical forms have corresponding meanings.

(c)	A reference to “includes” means includes without limitation.

(d)	References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other statutory provisions (whether before or after the date hereof) from time to time and shall include any statutory provision of which they are re-enactments (whether with or without modification).

(e)	Save where the contrary is indicated, any reference to this Agreement or any other agreement or document shall be construed as a reference to this Agreement, or other agreement or document as the same may have been, or may from time to time be (subject to any restrictions therein), amended, varied, novated, supplemented, replaced or substituted and shall include all the schedules, annexes, exhibits and supplements to all of the foregoing.

(f)	Reference to “Person” denotes natural persons, corporations, partnerships, joint ventures, trusts, unincorporated organizations, political subdivisions, agencies or instrumentalities, and such reference to a “Person” shall include its respective successors and permitted assigns.

(g)	References herein to “Sections”, “Schedules” and “Exhibits” are to be construed as references to the Sections, Schedules and Exhibits of and to this Agreement unless the context requires otherwise.

(h)	The “winding-up” of a company shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company is incorporated or any jurisdiction in which such company carries on business.

(i)	A “month” is the period commencing on a specified day in a calendar month and ending on the numerically corresponding day in the immediately succeeding calendar month (or if there is no day so corresponding in the calendar month in which such period ends, such period shall end on the last day of such calendar month).

(j)	The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

(k)	No rule of construction will apply to a Section to the disadvantage of a Party merely because that Party put forward the Section or would otherwise benefit from it.

(l)	Any undertaking given by, or obligation of, the Philippine Parties together under this Agreement binds them jointly and severally, and the liability of those Parties under this Agreement will be joint and several, except in relation to Sections 8.04(d), 12.03(c), and 13.06(c) where the liability will be owed jointly and severally by each of Belle and PLAI.

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(m)	The obligations of the MCE Parties together under this Agreement shall be joint and several.

1.03	Schedules and Exhibits

The following Schedules and Exhibits form integral parts of this Agreement:

Schedule 1	Defined Terms

Schedule 2	The SM Group

Schedule 3	Construction obligations

Exhibit A	Layout/Plan of the Land and Building Structures

Exhibit B	FCPA Certificate

Exhibit C	Project Plan

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SECTION 2. EFFECTIVENESS OF THIS AGREEMENT

2.01	Scope and Purpose of this Agreement

This Agreement governs (among other things), with effect on and from Closing, the relationship and the rights and obligations of the Philippine Parties and the MCE Parties as Licensees.

2.02	Effectiveness

Despite anything to the contrary in this Agreement, the Parties shall have no rights or obligations under this Agreement (except for this Section 2.02 and Sections 2.04, 2.05, 7, 8.06, 14, 15, 17 and 18) until, and subject to, Closing.

2.03	Philippine Parties Agreements

(a)	On Closing, all agreements, understandings, arrangements and commitments among any or all of Belle, PLAI, and the SM Group in relation to, or in connection with, the Project, the Casino License, the Land and Building Structures (including the 2008 Consortium Agreement and the 2009 MOA, and being collectively the “Philippine Parties Agreements”) are terminated.

(b)	Belle, PLAI and the SM Group agree that the MCE Parties shall not in any way be bound by, or be liable under, or in connection with, the Philippine Parties Agreements.

(c)	With effect from Closing, the SM Subsidiaries will cease to have any rights under this Agreement.

2.04	Liability prior to Closing

None of the MCE Parties or any of their Affiliates shall, except as specified in Section 2.02, have any obligation or liability to the Philippine Parties or the SM Subsidiaries under this Agreement until Closing.

2.05	Termination

(a)	The Parties agree that if the Closing Arrangement Agreement is terminated on or before Closing, this Agreement shall automatically terminate without any further action by any of the Parties.

(b)	The Parties agree that if this Agreement is terminated under Section 2.05(a) each Party will be released from any rights or liabilities it has or may have under this Agreement except those accrued by a Party under this Agreement prior to termination or under Sections 7.01, 7.02, 7.03, 7.04, 8.06, 14, 15, 17 or 18.

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SECTION 3. LICENSEE ACKNOWLEDGMENTS

3.01	The Licensees

On Closing:

(a)	the Philippine Parties and the MCE Parties shall be the only Licensees; and

(b)	the rights and obligations of the Licensees shall be as set out in this Agreement and the Casino License (only).

3.02	Licensee Appointments and Designations

(a)	On Closing the Licensees irrevocably:

(i)	designate MCE Leisure as the Special Purpose Entity;

(ii)	appoint MCE Leisure as the sole and exclusive representative of the Licensees in connection with the Casino License and the operation and management of the Project; and

(iii)	agree that MCE Leisure shall have the exclusive management, operation and control of the Project on the terms of the Operating Agreement.

(b)	For the avoidance of doubt, nothing in Section 3.02(a) limits any obligations the Philippine Parties have under any Transaction Document (including Schedule 3).

3.03	Number of Licensees

The number of Licensees shall not exceed six.

3.04	Restrictions

A Licensee shall not use the Casino License for any business or operations other than the Project, unless otherwise agreed in writing by all the Licensees.

3.05	Pre-existing Liabilities

(a)	The Philippine Parties acknowledge and agree that they are solely liable for:

(i)	any arrangement, agreement, understanding, commitment, obligation or liability to any Person (including to a Government Authority) entered into or incurred by any or all of the named licensees and holders of the Casino License (including on behalf of all of them) prior to Closing (including any such arrangement, agreement, understanding, commitment, obligation or liability which is, or may be, binding on, or impose any liability on, the Licensees or any Licensee) without the prior written consent of the MCE Parties; and

(ii)	any breach of the Casino License on or prior to Closing, and any facts, matters, circumstances or things occurring (or failing to occur) on or prior to Closing and which result in, or may reasonably be expected to result in, a breach of the Casino License (whenever occurring).

(b)	The Philippine Parties indemnify each MCE Group Company for any Loss suffered or incurred by them arising out of, or in connection with, any of the matters in Section 3.05(a) (except where such matter has been expressly consented to in writing by the MCE Parties).

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SECTION 4. PROHIBITION AGAINST ASSIGNMENT

4.01	Assignment

(a)	No Licensee shall assign, transfer or convey its rights and interests in the Casino License:

(i)	except under Section 4.01(b); or

(ii)	without the prior written consent of the other Licensees.

(b)	A Licensee (“Assigning Licensee”) may, in the case of a Philippine Party, after the Philippine Parties have funded their Investment Commitment in full, and in the case of an MCE Party, after MCE Leisure has funded its Investment Commitment in full, in each case as required under Section 5.02, assign, transfer or convey its rights and interests in the Casino License to an Affiliate of that Assigning Licensee (“Permitted Assignee”) provided that:

(i)	the Assigning Licensee provides written notice to each of the other Licensees not less than five (5) Business Days prior to such transfer specifying the proposed date of transfer and the name of the Affiliate;

(ii)	the Assigning Licensee can prove to the satisfaction of the other Licensees (acting reasonably) that the Affiliate has the same or better financial resources as the Assigning Licensee;

(iii)	the Affiliate is not a Competitor;

(iv)	none of the Affiliate’s shareholders, officers, directors or employees is an Official;

(v)	the Affiliate is not the subject of any Sanctions or located, organized or resident in a country or territory that is the subject of Sanctions;

(vi)	the Assigning Licensee transfers all of its rights and obligations under each Transaction Document and Ancillary Document to which it is a party to the Affiliate; and

(vii)	such Affiliate executes and delivers to each of the other Licensees a deed of accession on terms reasonably acceptable to the other Licensees under which the Affiliate agrees to be bound by each of the Transaction Documents and Ancillary Documents (as applicable) to the same extent and in the same manner as the Assigning Licensee (including the covenants, representations and warranties in Section 7).

(c)	An Assigning Licensee unconditionally and irrevocably guarantees the performance of the terms of each Transaction Document and Ancillary Document by any Permitted Assignee to whom that Assigning Member transfers its rights and interests in the Casino License under this Section 4.

(d)	No Licensee may assign, transfer or convey any of its rights and interests in the Casino License except in accordance with this Section 4.01.

(e)	This Section 4.01 shall not restrict or limit in any way the exercise by the MCE Parties of any of their rights under Section 18.

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4.02	Consent of PAGCOR

Despite Section 4.01, the Licensees acknowledge that no Licensee may assign, transfer or convey its rights and interests in the Casino License without the prior written approval of PAGCOR.

4.03	Encumbrances

(a)	No Licensee shall create, permit to subsist, or suffer the existence of, any Encumbrance over, or rights in favour of any Person over, its rights and interests in the Casino License, or its rights or interests in the Project (including the fit-out, Land and Building Structures), the Casino License or any Transaction Document or Ancillary Document, except:

(i)	in the case of the MCE Parties and MCE Designated Entities, in connection with any financing or loan facility to be obtained by the MCE Parties, any MCE Designated Entities, or any of their Affiliates in connection with the Project (including from BDO); or

(ii)	in the case of Belle, the Belle Encumbrances in the form in effect as at the date of this Agreement (other than as to the amount secured by the Belle Encumbrances, which the Licensees agree may be increased or decreased without the MCE Parties’ consent), or with such amendments or variations as may be approved by the MCE Parties, such approval not to be unreasonably withheld.

(b)	The Licensees agree to do all things reasonably required by any MCE Party (including execute any document and deliver any notice) in connection with the creation by any MCE Party, any MCE Designated Entity, or any of its or their Affiliates, of any Encumbrance over, or rights in favour of any Person over, their rights and interests in the Casino License (including the Escrow Account), the Project, or under any Transaction Document or Ancillary Document or in connection with the enforcement of any rights under any such Encumbrance or in favour of any Person.

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SECTION 5. CONTRIBUTIONS OF LICENSEES

5.01	Equal Contribution

Each of the Philippine Parties and MCE Leisure shall make contributions under this Section 5 in order to fund the Investment Commitment.

5.02	Contribution of Licensees

The Licensees contribution to the Investment Commitment shall be as follows:

(a)	For the amount of U.S. Dollars: Six Hundred Fifty Million (US$650,000,000.00):

(i)	the Philippine Parties agree to contribute to the Project, the Land and Building Structures (including Podium Façade up to the amount of U.S. Dollars: One Million (US$1,000,000.00)) and having an aggregate value as determined by PAGCOR of not less than U.S. Dollars: Three Hundred Twenty Five Million (US$325,000,000.00); and

(ii)	MCE Leisure agrees to contribute, or cause an MCE Designated Entity to contribute, to the Project the fit-out and furniture, gaming equipment, additional improvements, inventory and supplies as well as intangible property and entertainment facilities inside or outside of the Building Structures and having an aggregate value as determined by PAGCOR of not less than U.S. Dollars: Three Hundred Twenty Five Million (US$325,000,000.00).

(b)	For the remaining amount of the Investment Commitment, being U.S. Dollars: Three Hundred Fifty Million (US$350,000,000.00): the Philippine Parties and MCE Leisure will make equal contributions of U.S. Dollars: One Hundred Seventy Five Million (US$175,000,000.00) to the Project (as may be reduced in respect of each of the Philippine Parties and MCE Leisure in accordance with Sections 5.02(c) or 5.03 (as applicable)) and in each case without set-off or deduction (except as expressly provided in this Agreement).

(c)	The Philippine Parties and the MCE Parties agree that any working capital contributed to the Project by the MCE Parties or any of the MCE Designated Entities after Opening shall be counted towards, and taken into account for the purposes of determining, the amount contributed by MCE Leisure under Section 5.02(b).

(d)	The Philippine Parties and the MCE Parties agree that for the purposes of this Section 5.02, (i) amounts contributed by the MCE Parties under Section 5.02(a)(ii) prior to Closing will, subject to that Section, count towards the MCE Parties’ contribution to the Investment Contribution, and (ii) working capital shall include cage cash (gaming), opening cash balance (non-gaming) and inventories (including guest supplies, food and beverage).

5.03	PAGCOR Determination

(a)	The Philippine Parties agree that if, for whatever reason, the value of the Land and Building Structures contributed by the Philippine Parties under Section 5.02(a)(i) is determined by PAGCOR for the purposes of calculating the amount contributed by the Licensees under the Casino License to:

(i)	be less than U.S. Dollars: Three Hundred Twenty Five Million (US$325,000,000.00) then the Philippine Parties shall be liable to contribute to the Project the amount by which the value determined by PAGCOR is less than U.S. Dollars: Three Hundred Twenty Five Million (US$325,000,000.00); or

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(ii)	exceed U.S. Dollars: Three Hundred Twenty Five Million (US$325,000,000.00) then the amount required to be contributed by the Philippine Parties under Section 5.02(b) shall be reduced by the amount of that excess.

(b)	The Philippine Parties must within ten (10) Business Days of becoming liable to make any contribution to the Project under Section 5.03(a)(i), promptly pay into the Escrow Account the amount liable to be contributed by them under that Section.

(c)	MCE Leisure agrees that if, for whatever reason, the amount contributed by MCE Leisure under Section 5.02(a)(ii) is determined by PAGCOR for the purposes of calculating the amount contributed by the Licensees under the Casino License to:

(i)	be less than U.S. Dollars: Three Hundred Twenty Five Million (US$325,000,000.00) then MCE Leisure shall be liable to contribute to the Project the amount by which the value determined by PAGCOR is less than U.S. Dollars: Three Hundred Twenty Five Million (US$325,000,000.00); or

(ii)	exceed U.S. Dollars: Three Hundred Twenty Five Million (US$325,000,000.00) then the amount required to be contributed by MCE Leisure under Section 5.02(b) shall be reduced by the amount of that excess.

(d)	MCE Leisure must within ten (10) Business Days of becoming liable to make any contribution to the Project under Section 5.03(c)(i), promptly pay into the Escrow Account the amount liable to be contributed by it under that Section.

5.04	Contribution Timing and Mechanism

(a)	The Licensees agree that the Investment Commitment will be contributed as follows:

(i)	in the case of the Land, on Closing;

(ii)	in the case of the Building Structures, in relation to such structures as are constructed on the Land on Closing, on that date, and thereafter on a daily basis as the structures are constructed (or any maintenance or repair undertaken);

(iii)	in relation to the value to be contributed, or caused to be contributed, by MCE Leisure under Section 5.02(a)(ii) as it is installed in the Building Structures or provided to the Project;

(iv)	in relation to any working capital, as it is provided by, or caused to be provided by, MCE Leisure in connection with the operation of the Project; or

(v)	in relation to any cash amount, in accordance with Sections 5.03(b), 5.03(d) or 5.05 (as applicable).

(b)	The Licensees agree that if the Land and Building Structures cease to be leased to MCE Leisure or an MCE Designated Entity under the Belle Lease, or the Belle Lease ceases to be registered on the Certificate of Title of the Land (noting MCE Leisure or an MCE Designated Entity’s rights under the Belle Lease), then the Land and Building Structures will cease to be contributed to the Investment Commitment for the purposes of this Section 5 and must be immediately re-contributed.

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5.05	Contributions under Section 5.02(b)

(a)	The Licensees agree that if MCE Leisure determines that a contribution is required to be made by the Licensees towards the Investment Commitment under Section 5.02(b) it shall serve a notice on each Licensee (“Proposal Notice”):

(i)	specifying in reasonable detail the purpose for which the contribution is required to be made to the Project (“Proposal”);

(ii)	specifying the total amount required to be contributed in U.S. Dollars and the date the amount is required to be contributed; and

(iii)	convening a meeting of the Licensee Committee (“First Meeting”) for the purposes of considering, and if thought fit, approving the submission of the Proposal to PAGCOR for its consideration and review.

(b)	The Licensees agree that if the Proposal is not approved to be submitted to PAGCOR at the First Meeting (subject to such amendments as the Licensee Committee members may agree at that meeting), the meeting of the Licensee Committee will be dissolved and a new meeting convened at the same time and place ten (10) Business Days later (“Second Meeting”).

(c)	If the First Meeting is dissolved, the Philippine Parties may, not less than five (5) Business Days prior to the Second Meeting, serve notice on each other Licensee (“Counter Proposal Notice”):

(i)	specifying in reasonable detail an alternative purpose to which the contribution in the Proposal Notice should be put (“Counter Proposal”);

(ii)	specifying the total amount required to be contributed in U.S. Dollars (which must be substantially the same as the amount specified in the Proposal Notice);

(iii)	specifying the date the amount is required to be contributed; and

(iv)	requesting that the Licensee Committee consider at the Second Meeting, and if thought fit, approve the submission of the Counter Proposal (in place of the Proposal) to PAGCOR for its consideration and review.

(d)	If a Counter Proposal Notice is not received on or before the date specified in Section 5.05(c), the Second Meeting shall be automatically cancelled and MCE Leisure shall:

(i)	notify the Philippine Parties of the proposed date and time it intends to submit the Proposal to PAGCOR (with a copy of such notice to any representative appointed by the Philippine Parties under Section 5.05(i)); and

(ii)	submit the Proposal to PAGCOR for its consideration and review.

(e)	If at the Second Meeting the Licensee Committee does not approve the Counter Proposal to be submitted to PAGCOR (with such amendments as the Licensee Committee members agree) in place of the Proposal:

(i)	the Second Meeting will be dissolved;

(ii)	MCE Leisure shall notify the Philippine Parties of the proposed date and time it intends to submit the Proposal and Counter Proposal to PAGCOR (with a copy of such notice to any representative appointed by the Philippine Parties under Section 5.05(i)); and

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(iii)	MCE Leisure shall:

1.	submit both the Proposal and Counter Proposal to PAGCOR for its consideration and review; and

2.	request PAGCOR provide guidance as to which of the Proposal and the Counter Proposal it recommends be implemented (subject to any amendments PAGCOR may suggest).

(f)	MCE Leisure shall, as soon as reasonably practicable after PAGCOR has considered and reviewed the Proposal and Counter Proposal and provided its guidance (in each case as applicable), serve a notice on each other Licensee (“Contribution Notice”):

(i)	attaching the Proposal or Counter Proposal recommended by PAGCOR to be implemented (as applicable) together with such amendments as may be reasonably required to reflect PAGCOR’s recommendations;

(ii)	specifying the total amount required to be contributed in U.S. Dollars;

(iii)	specifying the amount (which must be in U.S. Dollars) required to be contributed by the Licensees (which may be different for each of the Licensees);

(iv)	specifying the date by which payment is required to be made (but which must be no earlier than the date ten (10) Business Days after the date of the Contribution Notice); and

(v)	specifying the MCE Leisure bank account into which the contribution must be deposited.

(g)	Each of the Licensees must deposit into the account specified in the Contribution Notice the amount specified in that notice as required to be contributed by them, in each case, on or before the date specified for payment.

(h)	MCE Leisure agrees that it shall use the contributions made under Section 5.05(g) for the purpose specified in the Proposal or Counter Proposal (as applicable) as amended to reflect PAGCOR’s suggested amendments.

(i)	The Philippine Parties shall collectively be entitled to appoint on written notice to the MCE Parties a representative to attend any meetings as an observer to be held between MCE Leisure and PAGCOR for the purposes of presenting and discussing the Proposal or Counter Proposal.

5.06	BDO Loan Documents

(a)	The Philippine Parties and MCE Parties acknowledge and agree that prior to Closing, MCE Leisure and certain of its Affiliates, and BDO and certain of its Affiliates may enter into definitive agreements for the purposes of enabling MCE Leisure to fund approximately U.S. Dollars: Three Hundred Twenty Five Million (US$325,000,000.00) of its contribution of the Investment Commitment (“BDO Loan Documents”).

(b)	The Philippine Parties agree that if for whatever reason (other than due to the default by MCE Leisure or its Affiliates) BDO or its Affiliates does not advance to MCE Leisure or its Affiliates any amount required to be advanced under the BDO Loan Documents on or before the date such advance is required to be made under those documents, then MCE Leisure will not, despite any provision of this Agreement to the contrary, be in breach of this Agreement and the Philippine Parties will co-operate with, and do all things reasonably required to assist MCE Leisure and its relevant Affiliates to arrange for other financiers to advance to MCE Leisure the relevant amount.

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5.07	Failure to make a Contribution

(a)	Should either the Philippine Parties or MCE Leisure fail to contribute (or in the case of MCE Leisure, cause to be contributed) any amount under Section 5.02 (“Non- Contributing Party”), MCE Leisure or the Philippine Parties (as applicable) (“Contributing Party”) may, without limiting any rights any of them may have under any Transaction Document:

(i)	contribute to the Project, on behalf of the Non-Contributing Party, the amount failed to be contributed by that Party; and

(ii)	charge the Non-Contributing Party a fee equal to twenty-five percent (25%) of the amount contributed by the Contributing Party under Section 5.07(a)(i).

(b)	The Licensees agree that, without limiting any rights they have under this Agreement, the Non-Contributing Party shall pay to the Contributing Party on demand and in any event before the date two (2) years after the date of the contribution in Section 5.07(a)(i) :

(i)	any amount contributed by the Contributing Party under Section 5.07(a)(i); plus

(ii)	the amount charged to the Non-Contributing Party under Section 5.07(a)(ii); plus

(iii)	an amount of interest equal to equal to fifteen percent (15%) per annum of the aggregate of the amounts in Sections 5.07(a)(i) and 5.07(a)(ii) (calculated on a daily basis from the date of the contribution until those amounts are paid in full).

5.08	Limitation of Contributions

(a)	The maximum aggregate amount to be contributed, or caused to be contributed, by MCE Leisure to the Investment Commitment shall be U.S. Dollars: Five Hundred Million (US$500,000,000.00).

(b)	The Licensees agree that if, for any reason, PAGCOR increases or proposes to increase, the amount of the Investment Commitment, the Licensees will, as soon as reasonably practicable on becoming aware of the increase or proposed increase, meet to discuss the increase or proposed increase (as the case may be).

5.09	Confirmation of total design and construction costs

(a)	The Philippine Parties agree that no later than five (5) Business Days after the date of practical completion of the Phase 2 Building they will deliver to the MCE Parties a report, prepared at the Philippine Parties’ sole cost, by Langdon & Seah Philippines, Inc.:

(i)	specifying in reasonable detail the costs incurred by the Philippine Parties in respect of the design and construction of the Phase 1 Building and the Phase 2 Building; and

(ii)	certifying that the total costs incurred as specified in Section 5.09(a)(i) are not less than U.S. Dollars: One Hundred Seventy Five Million (US$175,000,000.00).

(b)	The Licensees acknowledge and agree that MCE Leisure may, but is not required to, submit a copy of the report referred to in Section 5.09(a) to PAGCOR.

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SECTION 6. RIGHT OF FIRST REFUSAL AND NON-COMPETE

6.01	Right of First Refusal for Additional Opportunities

(a)	The Philippine Parties and the MCE Parties agree that if PAGCOR grants, offers to grant, or proposes to grant or offer to grant (in each whether conditional or otherwise) to:

(i)	the Philippine Parties or any of their respective Affiliates from time to time, the right to either or both develop and operate a Casino Complex situated in the Philippines; or

(ii)	any of the MCE Parties or any of their respective Affiliates from time to time, the right to either or both develop and operate a Casino Complex situated in the Philippines,

and whether or not under the Casino License or otherwise (in each case, an “Additional Site Opportunity” and the Party being granted, offered to grant, or proposed to be offered or granted, or whose Affiliate is being granted, offered to grant, or proposed to be offered or granted, the Additional Site Opportunity, the “Procuring Licensee”), the Procuring Licensee shall not accept, or agree to accept, any such offer or exercise any such rights granted to it by PAGCOR, and shall procure none of its Affiliates accept, or agree to accept, any such offer or exercise any rights granted to any of them by PAGCOR, without first complying with this Section 6.01.

(b)	The Procuring Licensee must within ten (10) Business Days of being given, or any of their Affiliates (as applicable) being given, an Additional Site Opportunity, provide a notice (“Offer Notice”) to the Philippine Parties if the Procuring Licensee is an MCE Party, or to the MCE Parties if a Procuring Licensee is a Philippine Party (“Receiving Licensees”):

(i)	specifying all the material terms and conditions of the Additional Site Opportunity known to them including the amount, form of investment commitment and location;

(ii)	attaching copies of all correspondence received from PAGCOR or any other Government Authority in relation to, or in connection with, the Additional Site Opportunity;

(iii)	offering the Receiving Licensees either:

1.	the opportunity to participate in the Additional Site Opportunity together with Procuring Licensee (“Joint Offer”); or

2.	the Additional Site Opportunity (“Sole Offer” and together with the Joint Offer, the “Offer”)); and

(iv)	specifying the time period for acceptance of the Offer, which must be not less than thirty (30) Business Days and not more than sixty (60) Business Days from the date of receipt of the Offer Notice (unless PAGCOR specifies a shorter period, in which case it shall be that shorter period) (“Offer Period”).

(c)	The Receiving Licensees must notify the Procuring Licensee during the Offer Period if they wish to accept or reject the relevant Offer and, if they wish to accept the Offer, which of the Receiving Licensees wishes to accept it.

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(d)	If the Receiving Licensees do not notify the Procuring Licensee within the Offer Period that they wish to accept the relevant Offer, they will be deemed to have declined the Offer.

(e)	If a Joint Offer is made, and the Receiving Licensees notify the Procuring Licensee that they wish to accept the Joint Offer, the Procuring Licensee must, and must procure that each of the other Philippine Parties or the MCE Parties (as the case may be) and their respective Affiliates (as applicable) must:

(i)	not accept the Additional Site Opportunity;

(ii)	notify PAGCOR that the Procuring Licensees and the Receiving Licensees (or any one of them) wish to accept the Additional Site Opportunity together; and

(iii)	do all things reasonably required by the Receiving Licensees to assist the Receiving Licensees (or any one of them) to jointly accept the Additional Site Opportunity (including execute any document and deliver any notice or communication).

(f)	If a Joint Offer is made to, and accepted by, the Receiving Licensees, the Procuring Licensees and the Receiving Licensee agree to co-operate with each other, and to meet on or before the date ten (10) Business Days after the date of acceptance of the Joint Offer by the Receiving Licensees to negotiate in good faith, for a period of not less than three (3) months from the date the Licensees first meet under this Section 6.01(f) the terms on which they will jointly participate in the Additional Site Opportunity.

(g)	If a Sole Offer is made, and the Receiving Licensees notify the Procuring Licensee that they wish to accept the Sole Offer, the Procuring Licensee must, and must procure that each of the other Philippine Parties or the MCE Parties (as the case may be) and their respective Affiliates (as applicable) must:

(i)	not accept the Additional Site Opportunity;

(ii)	at the request of the Receiving Licensees (or any one of them) notify PAGCOR that the Receiving Licensees (or any one of them) wishes to accept the Additional Site Opportunity; and

(iii)	do all things reasonably required by the Receiving Licensees to assist the Receiving Licensees (or any one of them) to accept the Additional Site Opportunity (including execute any document and deliver any notice or communication) and including transfer any rights the Procuring Licensee or its Affiliates (as applicable) may have been granted by PAGCOR in connection with any such Additional Site Opportunity.

(h)	If the Receiving Licensees do not accept (or are deemed not to have accepted) the relevant Offer within the Offer Period, then the Procuring Licensee may (and its Affiliates may) on or before the date forty (40) Business Days after the expiry of the Offer Period:

(i)	accept the Additional Site Opportunity and Section 6.03 will not apply to that Additional Site Opportunity (but only to the extent the terms of that Additional Site Opportunity accepted by the Procuring Licensee or its Affiliate are no more favourable than the terms set out in the original Offer Notice); or

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(ii)	offer to a third party the Additional Site Opportunity or the opportunity to participate in the Additional Site Opportunity with Procuring Licensee (“Third Party Offeree”), provided that the terms on which the Additional Site Opportunity is offered to the Third Party Offeree are no more favourable to that party than the terms offered to the Receiving Licensees in the Offer Notice.

(i)	The Philippine Parties and MCE Parties agree that if the Procuring Licensee (or any of its Affiliates) does not accept, or a Third Party Offeree does not accept, the Additional Site Opportunity on or before the date specified in Section 6.01(h), then neither the Procuring Licensee (or any of its Affiliates), nor the Third Party Offeree, may accept that Additional Site Opportunity without the Procuring Licensee offering that Additional Site Opportunity again under Section 6.01(b).

6.02	Right of Refusal for Acquisition Opportunities

(a)	The Philippine Parties and the MCE Parties agree that if any of them (“Proposed Acquirer”) or any of their respective Affiliates from time to time, proposes to acquire any direct interest in (“Acquisition Opportunity”):

(i)	a Casino Complex in the Philippines; or

(ii)	any hotel or similar venue in the Philippines which includes a Casino Complex;

the Proposed Acquirer shall not acquire, or agree to acquire, any such interest, and shall procure none of its Affiliates acquire, or agree to acquire, any such interest without first complying with this Section 6.02.

(b)	The Proposed Acquirer must prior to acquiring, or agreeing to acquire, the Acquisition Opportunity, provide a notice (“Acquisition Notice”) to the MCE Parties or the Philippine Parties (as the case may be) (“Receiving Party”):

(i)	specifying all the material terms and conditions of the Acquisition Opportunity (including any proposed agreement for the acquisition of the Acquisition Opportunity);

(ii)	offering the Receiving Parties either:

1.	the opportunity to participate in the Acquisition Opportunity together with Procuring Licensee (“Joint Acquisition Offer”); or

2.	the Acquisition Opportunity (“Sole Acquisition Offer” and together with the Joint Acquisition Offer, the “Acquisition Offer”); and

(iii)	specifying the time period for acceptance of the Acquisition Offer, which must be not less than thirty (30) Business Days and not more than sixty (60) Business Days from the date of receipt of the Acquisition Notice (“Acquisition Offer Period”).

(c)	The Receiving Parties must notify the Proposed Acquirer during the Acquisition Offer Period if they wish to accept or reject the relevant Acquisition Offer and, if they wish to accept the relevant Acquisition Offer, which of the Receiving Parties wishes to accept it.

(d)	If the Receiving Parties do not notify the Proposed Acquirer within the Acquisition Offer Period that they wish to accept the relevant Acquisition Offer, they will be deemed to have declined the Acquisition Offer.

(e)	If a Joint Acquisition Offer is made, and the Receiving Parties notify the Procuring Licensee that they wish to accept the Joint Acquisition Offer, the Procuring Licensee must, and must procure that each of the other Philippine Parties or the MCE Parties (as the case may be) and their respective Affiliates (as applicable) must:

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(i)	not accept the Acquisition Opportunity;

(ii)	notify PAGCOR that the Procuring Licensees and the Receiving Parties (or any one of them) wish to accept the Acquisition Opportunity together; and

(iii)	do all things reasonably required by the Receiving Parties to assist the Receiving Parties (or any one of them) to jointly accept the Acquisition Opportunity (including execute any document and deliver any notice or communication).

(f)	If a Joint Acquisition Offer is made to, and accepted by, the Receiving Parties, the Procuring Licensees and the Receiving Parties agree to co-operate with each other, and to meet on or before the date ten (10) Business Days after the date of acceptance of the Joint Acquisition Offer by the Receiving Licensees to negotiate in good faith, for a period of not less than three (3) months from the date the Licensees first meet under this Section 6.02(f), the terms on which they will jointly participate in the Acquisition Opportunity.

(g)	If a Sole Acquisition Offer is made, and the Receiving Parties notify the Proposed Acquirer that they wish to accept the Sole Acquisition Offer, the Proposed Acquirer must, and must procure that each of its respective Affiliates (as applicable) must:

(i)	not accept the Acquisition Opportunity;

(ii)	at the request of the Receiving Parties (or any one of them) notify the proposed seller that the Receiving Parties (or any one of them) wishes to accept the Acquisition Opportunity; and

(iii)	do all things reasonably required by the Receiving Licensees to assist the Receiving Parties (or any one of them) to accept the Acquisition Opportunity (including execute any document and deliver any notice or communication).

(h)	If the Receiving Parties do not accept (or are deemed not to have accepted) the Acquisition Offer within the Acquisition Offer Period, then the Proposed Acquirer may (and its Affiliates may) on or before the date forty (40) Business Days after the expiry of the Offer Period accept the Acquisition Opportunity and Section 6.03 will not apply to the acquisition of that Acquisition Opportunity by the Proposed Acquirer (but only to the extent the terms of that Additional Site Opportunity accepted by the Proposed Acquirer are no more favourable to the Procuring Licensee or its Affiliate than the terms set out in the original Offer Notice).

(i)	The Philippine Parties and MCE Parties agree that if the Proposed Acquirer (or any of its Affiliates) does not accept, the Acquisition Opportunity on or before the date specified in Section 6.02(h), then none of the Proposed Acquirer (or any of its Affiliates), may accept that Acquisition Opportunity without the Proposed Acquirer offering that Acquisition Opportunity again under Section 6.02(b).

6.03	Non-Compete

(a)	Subject to Sections 6.01(h)(i), 6.02(h), 6.03(d) and 6.04 each of the Philippine Parties and MCE Parties hereby covenants and undertakes that it will not at any time during the period commencing on the date of this Agreement and, unless Section 6.04(c)applies, ending on the date five (5) years after the date of termination of this Agreement:

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(i)	in the case of the Philippine Parties, be Involved In, and they must procure that their Affiliates are not Involved In, any Similar Business in the Philippines (in each case other than the Project);

(ii)	in the case of the MCE Parties, be Involved In and they must procure that their Affiliates are not Involved In a Similar Business situated in whole or in part in the Philippines (other than the Project);

(iii)	in the case of the Philippine Parties, be Involved In, and must procure that their Affiliates are not Involved In, a Similar Business in Macau S.A.R.

(b)	For the purposes of this Section 6.03:

“Involved In” means either directly or indirectly (whether as a shareholder, principal, agent, partner, licensee, operator, manager, counterparty, financier, beneficiary, trustee, joint venturer, adviser, consultant to or in any entity or otherwise), engage in, be involved in, carry on, provide management services to.

“Similar Business” means any integrated resort comprising gaming or casino operations, a hotel and entertainment venue.

(c)	The Philippine Parties and MCE Parties acknowledge that in the event of a breach of this Section 6.03:

(i)	damages may be inadequate as a means of redressing any Loss suffered by a Party; and

(ii)	a Party is entitled to seek injunctive relief or other equitable form of relief as it considers necessary.

(d)	Nothing in Section 6.03(a) will prevent:

(i)	any Philippine Party or any of its Affiliates from engaging in property construction, development and leasing in the Philippines provided that if any of the properties constructed, developed or leased by the Philippine Party comprise or include a Casino Complex (at any time), none of Philippine Parties or any of their Affiliates have any:

1.	rights to be provided with any information in relation to either or both the casino and gaming operations conducted on those properties except to the extent that the information is financial information only and that information is required for the determination of the amount of rent due to the Philippine Party;

2.	rights or ability to directly or indirectly control or participate in the management of the gaming or casino operations conducted on those properties; or

3.	rights to share in the profits of such gaming or casino operations (whether directly or indirectly), except where the rent payable on such properties comprises a fixed percentage of the revenue of such operations;

(ii)	a Party holding up to ten (10%) percent (by number on issue) of the shares of any corporation listed on an internationally recognized stock exchange;

(iii)	a Party holding, as part of that Party’s passive investment portfolio, up to twenty five (25%) percent of the shares of any unlisted corporation;

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(iv)	any Philippine Party or any of their Affiliates leasing any real property to any Person where such lease is in existence on or before the date of this Agreement and that lease is not materially amended, varied, novated, supplemented, replaced or substituted;

(v)	any lease of real or personal property by any Philippine Party or any of its Affiliates to PAGCOR provided that, in the case of any lease of real property, the Philippine Party or any of its Affiliates shall not have any of the rights specified in Sections 6.03(d)(i)1 to 6.03(d)(i)3 (inclusive) apply to that lease;

(vi)	a Receiving Licensee (or Receiving Party, as applicable) or any of their Affiliates accepting an Additional Site Opportunity under Sections 6.01(c) or 6.01(e), or accepting any Acquisition Opportunity under Sections 6.02(c) or 6.02(e);

(vii)	a Procuring Licensee (or Proposed Acquirer, as applicable) or any of their Affiliates accepting an Additional Site Opportunity under Section 6.01(h)(i) or accepting any Acquisition Opportunity under Section 6.02(h) which has not been accepted by, or which is deemed not to have been accepted by, the Receiving Licensees (or Receiving Party, as applicable) under Sections 6.01(d) or 6.02(d); or

(e)	any exercise of the right of sale, acquisition, or assumption of any of the Philippine Parties or any of their Affiliates under any encumbrance granted in favour of, or any financing arrangement entered into with, the Philippine Parties or any of their Affiliates.

6.04	Termination consequences

(a)	The restrictions in Section 6.03 will not apply to the MCE Parties if this Agreement is terminated by any of those Parties under Section 16.04(c).

(b)	The restrictions in Section 6.03 will not apply to the Philippine Parties if this Agreement is terminated by any of those Parties under Section 16.04(d).

(c)	If this Agreement is terminated under Sections 16.04(a) or 16.04(b) or this Agreement is terminated on expiry of the Casino License (as that license may be extended or renewed) the obligations of the Parties under Section 6.03(a) will cease on the date of termination.

6.05	Other Matters

The Philippine Parties and the MCE Parties agree that for the purposes of this Section 6 only, and for the avoidance of doubt the “Affiliates” shall not, in the case of the:

(a)	MCE Parties, include any MCE Shareholder; and

(b)	Philippine Parties, include the Sy Family and its Affiliates (other than SMIC, Belle and PLAI and any entity Controlled by any of them).

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SECTION 7. REPRESENTATIONS AND WARRANTIES

7.01	Common Representations and Warranties

The Philippine Parties represent and warrant to the MCE Parties in respect of each Philippine Party and SM Subsidiary that, except as otherwise disclosed in the Philippine Parties Disclosure Letter, and the MCE Parties represent and warrant to the Philippine Parties in respect of each MCE Party that, except as otherwise disclosed in the MCE Disclosure Letter:

(a)	it is a corporation duly organized, validly existing and in good standing under Philippine laws, is duly qualified to do business in all jurisdictions where the ownership of its assets or the conduct of its business requires such qualification, has full legal capacity and possesses the capacity to sue or be sued in its own name, has the power to own its property and assets and carry on its business as it is now being conducted;

(b)	it has full legal right, power and authority to execute and deliver, incur the obligations provided for in, and observe the terms and conditions of, each Transaction Document and Ancillary Document to which it is a party, except for approvals as may be required to be subsequently obtained in accordance with the terms of any relevant Transaction Document or Ancillary Document;

(c)	it has taken all appropriate and necessary corporate and legal action to authorize the execution, delivery and performance of each of the Transaction Documents and Ancillary Documents to which it is a party;

(d)	each Transaction Document and Ancillary Document to which it is a party constitutes its legal, valid and binding obligations, enforceable in accordance with their respective terms;

(e)	its execution, delivery and performance of each Transaction Document and Ancillary Document to which it is a party does not and will not (i) violate any Applicable Law; or (ii) conflict with or result in the breach of, or result in the imposition of any Encumbrance under any agreement or instrument to it is a party or by which any of its property is bound; and

(f)	no Insolvency Event has occurred in relation to it.

7.02	Representations and Warranties of SMIC

SMIC represents and warrants to each of the MCE Parties that, except as otherwise disclosed in the Philippine Parties Disclosure Letter:

(a)	it has full legal right, power and authority to execute and deliver, incur the obligations provided for in, and observe the terms and conditions of, each Transaction Document to which any SM Subsidiary is a party, for and on behalf of that SM Subsidiary, except for approvals as may be required to be subsequently obtained in accordance with the terms of any relevant Transaction Document; and

(b)	each SM Subsidiary has taken all appropriate and necessary corporate and legal action to authorize the execution, delivery and performance by SMIC of each Transaction Document for and on behalf of each SM Subsidiary to which that SM Subsidiary is a party.

7.03	Representations and Warranties of MCE Leisure

MCE Leisure represents and warrants to each of the Philippine Parties that, except as otherwise disclosed in the MCE Disclosure Letter:

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(a)	it has full legal right, power and authority to execute and deliver, incur the obligations provided for in, and observe the terms and conditions of, each Transaction Document to which an MCE PHP Subsidiary is a party, for and on behalf of each that MCE PHP Subsidiary except for approvals as may be required to be subsequently obtained in accordance with the terms of any relevant Transaction Document or Ancillary Document; and

(b)	each MCE PHP Subsidiary has taken all appropriate and necessary corporate and legal action to authorize the execution, delivery and performance by MCE Leisure of each Transaction Document and Ancillary Document for and on behalf each MCE PHP Subsidiary to which that MCE PHP Subsidiary is a party.

7.04	Representations and Warranties of the Philippine Parties

Each of the Philippine Parties represents and warrants to the MCE Parties that:

(a)	each of the representations and warranties in Schedule 6 of the Closing Arrangement Agreement are, except as disclosed in the Philippine Parties Disclosure Letter, true and correct; and

(b)	it has complied with each of the representations, warranties, covenants and undertakings in Section 2 of the Closing Arrangement Agreement.

7.05	Repetition of Representations and Warranties

The representations and warranties in this Section 7 are given as at, and are true, complete and accurate as of, the date of this Agreement and Closing, other than the representations and warranties in Section 7.04(b) which are given as at, and are true, complete and accurate as of, Closing.

7.06	Reliance on Representations and Warranties

(a)	Each of the representations and warranties herein is deemed to be a separate representation and warranty and each of the Philippine Parties and MCE Parties has placed complete reliance thereon in agreeing to execute this Agreement.

(b)	Each representation and warranty shall survive the termination of this Agreement.

7.07	Indemnity

Each Party (the “first Party”) indemnifies each other Party (the “second Party”) against any Loss suffered or incurred by the second Party as a result of the breach of any warranty given by the first Party to the second Party in this Section 7.

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SECTION 8. OBLIGATIONS OF THE PARTIES

8.01	The Land and Building Structures

(a)	Belle must not, without the prior written consent of the MCE Parties:

(i)	sell, assign, transfer or convey all or any part of the Owned Land or Building Structures or its rights over the Leased Land; or

(ii)	terminate or give cause to terminate, novate, or amend, the SSS Lease.

(b)	The Philippine Parties agree that if the Land or Building Structures or any part of any of them is, or is proposed to be, foreclosed, attached, garnished or levied upon by any creditor or Government Authority (as the case may be) MCE Leisure or any of its Affiliates may, without limiting any rights any of them may have under any Transaction Document or Ancillary Document:

(i)	on prior consultation with the Philippine Parties, advance any sum or make any payment to any such creditor or applicable Government Authority, as the case may be, to prevent or delay such foreclosure, attachment, garnishment or levy; and

(ii)	charge the Philippine Parties (which charge the Philippine Parties agrees to promptly pay on demand) a fee equal to twenty-five percent (25%) of the amount advanced or paid by MCE Leisure or any of its Affiliates under Section 8.01(b)(i).

(c)	The Philippine Parties agree that, without limiting any rights MCE Leisure shall have under this Agreement, the Philippine Parties shall pay to the MCE Parties on or before the date two (2) years after the date of the advance or payment in Section 8.01(b)(i):

(i)	any amount advanced or paid by the MCE Parties or any of their Affiliates under Section 8.01(b)(i); plus

(ii)	the amount charged to the Philippine Parties under Section 8.01(b)(ii); plus

(iii)	an amount of interest equal to equal to fifteen percent (15%) per annum of the aggregate of the amounts in Section 8.01(b)(i) and 8.01(b)(ii) (calculated on a daily basis from the date of the advance or payment until those amounts are paid in full).

8.02	Change of Control

(a)	The MCE Parties must not be Controlled by any Person other than an MCE Group Company or any successor of an MCE Group Company (including by merger or amalgamation).

(b)	Belle and PLAI must not be Controlled by any Person other than either or both SMIC and its Affiliates or any successor to any one of them (including by merger or amalgamation).

(c)	SMIC must not be Controlled by any Person other than the Sy Family and their Affiliates.

8.03	No Financial or Other Support

None of the Philippine Parties or MCE Parties have the obligation (but have the right subject to this Agreement):

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(a)	to pledge or mortgage its membership rights or any of its assets in favour of any Party with respect to the Project;

(b)	to provide or extend guarantees in favour of any Party with respect to the Project, including, guarantees in favour of the lenders of the Project or otherwise subject any of its assets to any Encumbrance or condition with respect to the Project; or

(c)	provide any security for, or other financial support to, the Project.

8.04	PEZA Registration

(a)	Belle must maintain the PEZA Registration at all times. (b) The Philippine Parties must not:

(i)	novate, suspend, breach, terminate, revoke, withdraw or amend the PEZA Registration; and

(ii)	do or agree to do any matter or thing (or fail to do any matter or thing), and must procure that their Affiliates do not do or agree to do any matter or thing (or fail to do any matter or thing), which results in, or could result in, the novation, suspension, breach, termination, revocation, withdrawal, amendment or imposition of conditions on the PEZA Registration.

(c)	The Philippine Parties agree at all times to comply with all Applicable Laws (including the PEZA Registration) which affect, or could affect, the ability of MCE Leisure to operate the Project as a one hundred percent (100%) foreign-owned corporation.

(d)	The Philippine Parties shall indemnify the MCE Group from any Loss suffered or incurred by the MCE Group arising out of, or in relation to, any breach of this Section 8.04.

8.05	Incentives under Philippine Law

The Philippine Parties must use their best efforts to assist the MCE Parties to obtain:

(a)	the benefit of all of the attractive fiscal and non-fiscal incentives under all Applicable Laws in the Philippines (including the registration of any of the MCE Parties and MCE Designated Entities as a Tourism Ecozone Locator, and any income tax, custom tax or income duty rebates, waivers, concessions or allowances and any tax relief or holidays (as applicable)); and

(b)	any other permits, licenses, approvals or authorizations (other than the Casino License) required for, or in connection with, the operation of the Project.

8.06	Confidentiality

(a)	Each of the Philippine Parties, the SM Subsidiaries and MCE Parties agree that they will keep the Confidential Information confidential and will not disclose that information to any Person without the prior written consent of the MCE Parties, the SM Subsidiaries or Philippine Parties (as applicable), except on a need to know basis to:

(i)	its employees, consultants, directors, officers, agents and/or advisors; or

(ii)	its, or its Affiliates’, shareholders, investors, financiers, insurers and their respective advisors in connection with the Project, and such persons have been informed of and have agreed in writing to comply with the terms of the confidentiality obligations under this Section 8.06.

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(b)	The confidentiality obligations under this Agreement shall not apply to:

(i)	information which at the time of disclosure was already in the public domain; (ii) information properly obtained by a Party in a manner not involving any breach of confidentiality under any Transaction Document or Ancillary Document by that Party or the other parties to the Transaction Document or Ancillary Document or its or their employees, directors, officers, agents, shareholders, consultants, financiers, insurers, investors, and their agents, and/or advisors;

(iii)	disclosure required by Applicable Law; or

(iv)	disclosure required by any court, Government Authority, stock exchange, with competent authority over any Party.

(c)	In the event of a breach of this Section 8.06 by a Party:

(i)	damages may be inadequate as a means of redressing any loss or damage suffered by a Party; and

(ii)	a Party is entitled to seek injunctive relief or other equitable form of relief as it considers necessary.

(d)	Subject to Section 8.06(e) below, no announcement, circular or communication (each an “Announcement”) concerning the existence or content of this Agreement or any Transaction Document or Ancillary shall be made by any Party without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed).

(e)	Section 8.06(d) does not apply to any Announcement if, and to the extent that, it is required to be made by any stock exchange or any governmental, regulatory or supervisory body or court of competent jurisdiction to which the party making the Announcement is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as is practicable, be made after consultation with the other party and after taking into account their reasonable requirements regarding the content, timing and manner of dispatch of the Announcement in question.

8.07	Indemnity

Despite any provision of this Agreement to the contrary, the Philippine Parties shall indemnify each MCE Group Company for any Loss suffered or incurred by any MCE Group Company arising out of or in connection with, any default by any MCE Group Company under, or any event of default under, any agreement entered into by any of them with BDO and its Affiliates for the purpose of funding some or all of MCE Leisure’s contribution under Section 5, in each case where such default, or event of default, arises out of, in connection with, is caused by, or contributed to by, the breach by any Philippine Party or SM Subsidiary of the Closing Arrangement Agreement, any Transaction Document or Ancillary Document.

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SECTION 9. COMPLIANCE

9.01	Foreign Corrupt Practices Act Undertaking

Each of the Philippine Parties for itself and on behalf of, its officers, directors and employees, and anyone for whose acts or defaults they may be vicariously liable or anyone acting on behalf of any of them, including any of the Philippine Parties, in the course of their actions for, or on behalf of, the Philippine Parties, their shareholders (and for the purposes of this Section 9 and Sections 9.01(a) to 9.01(d) (inclusive), “shareholders” shall mean, in the case of Belle and SMIC only, their Controlling shareholders, or any shareholder who has entered into any agreement with Belle or SMIC (as applicable) or any other shareholder of any such corporation which may result in the first shareholder becoming a Controlling shareholder) or any of their respective subsidiaries or controlled affiliates:

(a)	undertakes that it shall:

(i)	conduct its business in compliance with Applicable Laws, including those relating to anti-corruption, anti-bribery, anti-money laundering and sanctions;

(ii)	promptly notify MCE Leisure in the event of any actual or alleged breach or violation of any such laws;

(iii)	provide a written certification to MCE Leisure in substantially the form of Exhibit B, on Closing and thereafter, no later than 31 January of each year, signed by an authorized signatory of each Philippine Party;

(b)	hereby covenants and agrees to promptly notify MCE Leisure if any of its shareholders, officers, directors or employees becomes an Official or if it, or any of its shareholders, directors, officers or employees deals with any person, or in any country or territory, that is the subject of sanctions (which countries or territories consist of Iran, Myanmar, Sudan, North Korea, Cuba, Belarus and Zimbabwe as of the date of this Agreement);

(c)	hereby represents that:

(i)	it is in compliance with all Applicable Laws and is conducting, and has conducted, its business in compliance with Applicable Laws. To its knowledge, no shareholder, officer, director or employee of any of the Philippine Parties, is or has at any time committed any criminal offense, or been in violation of any Applicable Law;

(ii)	there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, Government Authority or regulatory body outstanding or anticipated against it or any person for whose acts or defaults it may be vicariously liable;

(iii)	it has not received any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, Government Authority or regulatory body with respect to an alleged, actual or potential violation and/or failure to comply with any such Applicable Law, or requiring it to take or omit to take any action;

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(iv)	it is familiar with and has complied with all applicable anti-bribery, anti- corruption and anti-money laundering laws, including those prohibiting such persons from taking corrupt actions in furtherance of an offer, payment, promise to pay or authorization of the payment of anything of value, including, but not limited to, cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value to (i) an executive, official, employee or agent of a Government Authority or any other governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or controlled company or business, (iii) a political party or official thereof, or candidate for political office or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (an “Official”), while knowing or having a reasonable belief that all or some portion will be used for the purpose of:

1.	influencing any act, decision or failure to act by an Official in his official capacity;

2.	inducing an Official to use his influence with a government or instrumentality to affect any act or decision of such government or entity;

3.	securing an improper advantage; or

4.	in order to obtain, retain or direct business;

(v)	it (i) is and has been acting in compliance with all applicable anti-bribery or anti-corruption laws, including those prohibiting the bribery of Officials, and will remain in compliance with all Applicable Laws, (ii) has not authorized, offered, been party to, made any payments or provided anything of value directly or indirectly to any Official and (iii) has not used, committed to have the intention of using the payments received, or to be received, by them from any MCE Party or MCE Designated Entity for any purpose that could constitute a violation of any Applicable Laws;

(vi)	it maintains, has maintained and will maintain books and records that accurately reflect its assets and transactions in reasonable detail in compliance with applicable accounting standards, and maintains a system of internal accounting controls to ensure that all transactions are properly authorized by management;

(vii)	it has not (i) ever been found by a Government Authority to have violated any criminal or securities law, (ii) been party to the establishment of any unlawful or unrecorded fund of monies or other assets or making of any unlawful or undisclosed payment or (iii) made any false or fictitious entries in the books or records of such company; and

(d)	hereby covenants and agrees that:

(i)	it has complied with all applicable anti-money-laundering laws and has established and maintained an anti-money-laundering program in accordance with all Applicable Laws;

(ii)	none of its shareholders, directors, officers or employees is an Official; and

(iii)	it is not currently the subject of any sanctions administered or enforced by the United States Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), and it is not located, organized or resident in a country or territory that is the subject of Sanctions (which countries or territories consist of Iran, Myanmar, Sudan, North Korea, Cuba, Belarus and Zimbabwe as of the date of this Agreement);

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(iv)	it is not knowingly engaged in any dealings or transactions with any person, or in any country or territory, that is the subject of Sanctions; and

(v)	represents and covenants that it will immediately notify MCE Leisure should it determine to enter into any dealings or transactions with any person, or in any country or territory, that is the subject of Sanctions.

9.02	Rights of MCE Leisure

(a)	MCE Leisure shall, at its own expense, have the right (itself or through representatives or its accountants), on prior notice during normal business hours to examine and make copies of any and all documents, books and records of each Philippine Party relating to any Transaction Document, any Ancillary Document, the Project, the Land and Building Structures, or the Casino License. If such audit discloses any inconsistency, irregularity, impropriety or improper or illegal purpose the Philippine Parties shall within fourteen (14) days of a written notice reimburse MCE Leisure the cost of the audit failing which the same shall become a debt due to MCE Leisure and the Philippine Parties consent and agree that MCE Leisure may deduct or set off against other sums that it may be due or entitled to under any Transaction Document or Ancillary Document.

(b)	If at any time MCE Leisure believes in its reasonable opinion that any Philippine Party, or any of its officers, directors, employees, shareholders, agents and any other third parties acting on its behalf is in violation of the provisions of Section 9.01, MCE Leisure may immediately terminate this Agreement. In such an event:

(i)	the Philippine Parties and SM Subsidiaries will waive any claims they may have against MCE Leisure and its parent, Affiliates, subsidiaries, and related companies, and the officers, directors and employees of each, as a result of such termination;

(ii)	the Philippine Parties and SM Subsidiaries will indemnify, protect, defend and hold harmless MCE Leisure and its parent, shareholders, Affiliates, subsidiaries and related companies, and the officers, directors and employees of each, for any Loss incurred by them as a result of such actual or alleged violation; and

(iii)	Section 16.04(c) applies.

(c)	Within twenty (20) Business Days of the date of this Agreement, the MCE Parties shall provide training to the Philippine Parties, including all officers, directors, employees and agents who will be performing services in connection with the Project (including relevant finance employees) regarding applicable anti-corruption laws. The cost of any training provided under this Section 9.02(c) will be borne equally by the Philippine Parties and MCE Parties.

9.03	Anti-Corruption

(a)	The Philippine Parties and MCE Parties will use best efforts to ensure that they will not, and will cause their employees and representatives not to, directly or indirectly through a third party intermediary, offer, pay, promise to pay or authorize the giving of money or anything of value to any Official for the purpose of inducing such Government Official to use his or her influence with the government to affect or influence any act or decision of such government in order to assist in obtaining or retaining business for, directing business to, or securing an improper advantage in connection with the Project. The Philippine Parties and MCE Parties will, and will cause its employees and representatives to, maintain accurate books and records with respect of the Project.

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(b)	The Philippine Parties and MCE Parties will not engage in transactions with or provide services to those countries, territories, entities or individuals covered in Section 9.01(b).

(c)	The Philippine Parties and MCE Parties will provide, at their own cost, periodic training to officers, directors, employees, secondees and agents acting in relation to the Project of the type described in Section 9.02(c).

(d)	The Philippine Parties and MCE Parties will have unrestricted rights to take reasonable steps (including, for the avoidance of doubt, the right to conduct interviews of the representatives, agents and employees of the other Parties) to verify compliance with applicable anti-corruption laws, rules and regulations.

9.04	Probity

(a)	Each Philippine Party acknowledges and agrees that:

(i)	by executing any Transaction Document or Ancillary Document, it may be subject to ongoing probity review (including suitability investigations and findings) by Government Authorities; and

(ii)	if reasonably requested to do so by MCE Leisure or any of its Affiliates, it will and will procure that its respective Affiliates, shareholders, officers, directors and employees will cooperate with any information requests made by, or to comply with the rules of, any Government Authority (“Regulatory Review”).

(b)	Each Philippine Party shall cooperate in good faith in connection with any Regulatory Review so as to reduce the likelihood of termination of this Agreement by an MCE Party.

(c)	Each of the Philippine Parties acknowledges and agrees that MCE Leisure is an indirect wholly owned subsidiary of a company listed on the Hong Kong Stock Exchange (“HKEx”) and the NASDAQ Global Market (“Nasdaq”), and as such, MCE Leisure and its Affiliates may be required to comply with HKEx and Nasdaq rules, and other applicable laws of Hong Kong and the United States of America, including applicable security laws, US Sarbanes-Oxley Act, US Foreign Corrupt Practices Act and other legislation and that the MCE Leisure business, including its operation and management of the Casino, is required to be conducted in compliance with all internal controls, rules, procedures, policies and guidelines as may be in effect from time to time.

(d)	Each of the MCE Parties acknowledges that SMIC, SM Development Corporation and Belle are listed on the Philippine Stock Exchange (“PSE”) and as such, may be required to comply with PSE rules, and other Applicable Laws of the Philippines from time to time.

9.05	Compliance

(a)	The Philippine Parties agree:

(i)	to take all commercially reasonable actions that may be reasonably requested by MCE Leisure so as not to materially adversely affect the goodwill or reputation of MCE Leisure or its Affiliates in their respective businesses (including their gaming operations in other jurisdictions);

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(ii)	not do anything that may adversely affect the goodwill or reputation of any MCE Party, any MCE Designated Entity, or any of its or their Affiliates, as a gaming operator in any jurisdiction;

(iii)	comply with all Applicable Laws (including, in relation to prevention of money laundering, financing of terrorism and corruption); and

(iv)	to take all actions required to maintain all licenses under which they are licensees under Applicable Law in order for gaming to be operated at the Project (including the Casino License).

(b)	MCE Leisure agrees to:

(i)	take commercially reasonable actions that may be reasonably requested by the Philippine Parties so as not to materially adversely affect the reputation of the Philippine Parties in their respective businesses; and

(ii)	comply with all Applicable Laws (including, in relation to prevention of money laundering, financing of terrorism and corruption).

(c)	Subject to Section 9.05(d), the Philippine Parties and the MCE Parties shall do all things reasonably required by the MCE Parties and the Philippine Parties (as applicable) (including provide any information requested by a Government Authority) to assist a Party to comply with any Applicable Law in connection with the Casino or the Project.

(d)	Nothing in Section 9.05(c) obliges or requires any MCE Party to do anything (including provide any information), which in the reasonable opinion of that MCE Party adversely affects, or may reasonably expected to adversely affect, the operations or business of any MCE Party or any of its Affiliates.

9.06	Other matters

The Philippine Parties agree to ensure that no fact, matter, circumstance event or thing of the type specified or described in Sections 16.04(c)(vi) or 16.04(c)(vii) occurs or, if it were to occur, would give rise, or may reasonably be expected to give rise, to the right of the MCE Parties to terminate this Agreement under those Sections.

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SECTION 10. THE LICENSEE COMMITTEE

10.01	The Licensee Committee

(a)	The purpose of the Licensee Committee is to:

(i)	consider, and if thought fit, approve the submission of the Proposal or Counter Proposal to PAGCOR for its consideration and review; and

(ii)	meet from time to time to discuss matters relevant to Project, including the Project Plan and the Project Implementation Plan.

(b)	The Licensee Committee does not have any responsibilities, powers and duties except as set out in Section 10.01(a) only.

10.02	The Representatives

(a)	The Licensee Committee shall consist of one (1) person appointed by the Philippine Parties (together) and one (1) person appointed by the MCE Parties (together) (each a “Representative” and together the “Representatives”).

(b)	Immediately following Closing the Representatives shall be:

(i)	the person notified by the Philippine Parties to the MCE Parties prior to Closing; and

(ii)	the person notified by the MCE Parties to the Philippine Parties prior to Closing.

(c)	The Philippine Parties and the MCE Parties may, by notice in writing to each of the other Licensees, remove the Representative appointed by them, and subject to Section 10.02(d) appoint another Representative in his or her place.

(d)	No person may be appointed as a Representative, and any such person must, if so appointed, be immediately removed by its appointors if that person is, or becomes, an officer or director of, or has any investments in, a Competitor or is, or becomes, an Official.

(e)	It is a condition of the appointment of a Representative that the Representative execute a confidentiality agreement in form and substance acceptable to the Licensee Committee.

10.03	Licensee Committee Meetings

(a)	A meeting of the Licensee Committee must be held at least once every calendar year as the Representatives may agree in writing.

(b)	Special meetings of the Licensee Committee may be called by any of the Philippine Parties or the MCE Parties.

(c)	Written notice of a meeting of the Licensee Committee (“Notice of Meeting”) shall be sent to each Licensee at least ten (10) Business Days prior to the date on which the meeting is to be held, unless the Representatives agree to waive such notice.

(d)	The Notice of Meeting shall contain the matters to be discussed during the meeting and shall include all supporting documents, papers and materials where necessary. No matter shall be taken up during the meeting for which the Notice of Meeting was given that is not included in the Notice of Meeting except as agreed between the Licensee Committee members in the meeting.

(e)	A meeting of the Licensee Committee may be held via teleconference or video conference.

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(f)	There shall not be a chairperson of the Licensee Committee.

(g)	A Representative shall not appoint an alternate or proxy.

10.04	Resolutions of the Licensee Committee

All resolutions of the Licensee Committee shall be adopted by the affirmative vote of all of the members of the Licensee Committee.

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SECTION 11. THE LICENSEES, THEIR ASSETS, OBLIGATIONS AND LIABILTIES

11.01	Assets of the Licensees

Each of the Licensees agree that any real or personal, tangible or intangible, property held, acquired or developed by a Licensee (including any property held, acquired or developed prior to the date of this Agreement, and including any property or assets contributed to the Project) is owned by that Licensee and is not owned by the Licensees as co-owners.

11.02	Obligations and power to bind the Licensees

(a)	With effect from Closing, none of the Licensees (other than MCE Leisure), shall on behalf of any or all of the Licensees enter into any arrangement, agreement, make any commitment, or incur any obligation or liability to any Person (including to any Government Authority) in connection with the Casino License or the Project without the prior consent of MCE Leisure.

(b)	The Philippine Parties and the MCE Parties (other than MCE Leisure) shall indemnify the MCE Parties and the Philippine Parties (as applicable) from any Loss suffered or incurred by then arising out of, or in relation to, any breach by them of Section 11.02(a).

11.03	Liabilities of the Licensees

(a)	Each Licensee acknowledges that the Licensees are jointly and severally liable to PAGCOR under the Casino License.

(b)	Each Licensee (the “first Licensee”):

(i)	agrees to comply with the Casino License; and

(ii)	agrees to indemnify each other Licensee (the “second Licensee”) for any Loss suffered or incurred by the second Licensee finally determined to be arising out of, or in connection with, any breach by the first Licensee of the Casino License on and from Closing.

(c)	Each Licensee agrees that:

(i)	it shall not bring any claim against any other Licensee under the Casino License; and

(ii)	nothing in this Section 11.03(c) prohibits it from bringing any claim under any Transaction Document or Ancillary Document.

(d)	None of the Philippine Parties or MCE Parties shall be liable under Section 11.03(b) for any Loss suffered or incurred by any of the MCE Parties or Philippine Parties (as the case may be), arising out of or in connection with, or to the extent such Loss is contributed to, or increased by, any breach by the Philippine Parties or MCE Parties of that Section 11.03(b), in each case where such breach arises directly or indirectly out of, or in connection with, or is caused by, a breach by the MCE Parties or Philippine Parties (as the case may be) of any Transaction Document or Ancillary Document.

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SECTION 12. THE SPECIAL PURPOSE ENTITY

12.01	Role and powers of the Special Purpose Entity

The Licensees agree that MCE Leisure, as the Special Purpose Entity, shall:

(a)	be the sole and exclusive representative of the Licensees (in their capacity as Licensees only) in connection with the Casino License and the operation and management of the Project; and

(b)	have all the powers, rights, duties and obligations conferred on, or reserved to, that entity under the Casino License.

12.02	General Powers

(a)	The Licensees agree that MCE Leisure shall, as between the Licensees, be solely responsible for, and have power to:

(i)	subject to Section 12.02(c), give any notice, communicate with, or enter into any correspondence with any Person (including any Government Authority) and enter into any arrangement, agreement, commitment or understanding, or incur any obligation or liability to any Person, by, in the name of or on behalf of any or all of the Licensees (but in their capacity as Licensees only) in connection with the Casino License or the Project; and

(ii)	exercise any rights any Licensee (as that term is defined in the Casino License) has or may have under the Casino License for and on behalf of that Licensee.

(b)	MCE Leisure agrees to provide a copy of any notice received by it from PAGCOR to each of the other Licensees on or before the date ten (10) Business Days after receipt of that notice.

(c)	Section 12.02(a)(i) does not limit any rights or obligations:

(i)	MCE Leisure may have under Section 12.01, the Operating Agreement, or as the Special Purpose Entity under the Casino License; or

(ii)	the Philippine Parties may have under Schedule 3.

12.03	Obligations of the Licensees

(a)	Without limiting the powers of MCE Leisure under Sections 12.01 or 12.02 the Licensees shall:

(i)	do all things reasonably required by MCE Leisure (including execute any document) to ensure:

1.	that the Casino License is valid and subsisting at all times; and

2.	the Casino License (including any Applicable Laws in respect of that license) is complied with at all times;

(ii)	do all things reasonably required by MCE Leisure (including execute any document) to apply for, or in connection with, any extension of the Casino License (for such duration as determined by MCE Leisure) prior to its expiry;

(iii)	on the written request of MCE Leisure, and after consultation with the Philippine Parties, and as directed by MCE Leisure, liaise and coordinate with any Government Authority (including PAGCOR) on any matter affecting or involving, or which may reasonably be expected to affect or involve, the Project or the Casino License;

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(iv)	on the request of MCE Leisure, promptly file such information with such Government Authorities as MCE Leisure may require;

(v)	comply with all internal policies and procedures adopted by MCE Leisure (in its sole discretion) in relation to the Project;

(vi)	co-operate with, and provide such assistance to, MCE Leisure (as it may request from time to time) in relation to any matter affecting or involving, or which may reasonably be expected to affect or involve, the Project or the Casino License;

(vii)	promptly provide to the MCE Leisure such information as it may require for the purposes of enabling MCE Leisure to comply with any of the obligations of the Licensees (as defined in the Casino License) under the Casino License (including any obligations of the Special Purpose Entity) or any obligation under the Casino License;

(viii)	do anything MCE Leisure reasonably requires (including execute any document) to secure the required permits, licenses, approvals and consents from the relevant Government Authorities in relation to or in connection with the Project and the Casino (including the issue by PAGCOR of the Regular Casino License);

(ix)	do all things reasonably requested by MCE Leisure to avoid any conflict with the obligations of MCE Leisure as the Special Purpose Entity and the manager and operator of the Project; and

(x)	not do anything (or fail to do anything) which if done (or not done) would result in, or may reasonably be expected to result in:

1.	the suspension, amendment (except where required under this Agreement), termination, revocation, or withdrawal of the Casino License; or

2.	the imposition of any conditions on the Casino License.

(b)	Nothing in this Section 12.03 limits or reduces any of the obligations or duties of the Philippine Parties and MCE Parties under any of the Transaction Documents or Ancillary Documents.

(c)	The Philippine Parties shall indemnify the MCE Parties from any Loss any of them suffers or incurs arising out of, or in connection with, any breach by the Philippine Parties of this Section 12.03.

12.04	Correspondence

Each of the Licensees (other than MCE Leisure) shall:

(a)	promptly provide to MCE Leisure copies of any correspondence received from any Person in relation to any matter affecting or involving the Project or the Casino License;

(b)	promptly notify MCE Leisure of any notice, communication or correspondence required to be submitted by any of them to any Government Authority in relation to the Project or the Casino License prior to such submission; and

(c)	not have any meetings or discussions with, or submit or enter into any correspondence with, or notify, any Government Authority in relation to the Project or the Casino License unless MCE Leisure:

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(i)	is given reasonable opportunity to participate in, and participates in (or declines to participate in), those meetings or discussions; and

(ii)	in the case of any correspondence or notice, has consented (such consent not to be unreasonably withheld, conditioned or delayed) to the form, content, manner and timing of that correspondence or notice;

provided, that this Section 12.04(c) shall not apply to any documents required by the rules of any internationally recognized stock exchange on which any Licensee is listed to be filed with that exchange.

12.05	Disputes

(a)	The Philippine Parties and MCE Parties agree that, without limiting Section 12.02, MCE Leisure shall be solely responsible for the commencement, settlement or defence of any claim, dispute, action or proceedings by or against any Person in connection with the Casino Licensee or the operation, management or maintenance of the Project, except for any claim the subject of Section 12.05(c).

(b)	The Philippine Parties and MCE Parties agree that the costs of any claim, dispute, action or proceedings commenced, settled or defended by MCE Leisure under Section 12.05(a) (including all legal fees) shall be borne by the Philippine Parties and the MCE Parties equally unless a non-appealable judgment or other final adjudication has established that such claim, dispute, action or proceeding was a result of the Philippine Parties’ or the MCE Parties’ gross negligence, wilful misconduct or bad faith, in which case the costs shall be payable by the Philippine Parties or the MCE Parties (as applicable).

(c)	The Philippine Parties agree to keep MCE Leisure informed at all times, and consult with MCE Leisure, in the defence of any claim, dispute, action or proceedings brought by PAGCOR against any of the Philippine Parties under, or in connection with, the Casino License.

12.06	Liability

(a)	MCE Leisure shall not have any liability to any other Licensee (or be liable for any Loss suffered or incurred by any of them) in the exercise of MCE Leisure’s rights and powers as the Special Purpose Entity or under this Section 12 (including in respect of any arrangement, agreement, or commitment entered into by MCE Leisure under this Section) except in the case of gross negligence, wilful misconduct or bad faith.

(b)	Despite any provision of this Agreement to the contrary, MCE Leisure shall not be liable for any Loss suffered or incurred by any of the Philippine Parties or MCE Parties, arising out of or in connection with, or to the extent such Loss is contributed to, or increased by, any breach by MCE Leisure of this Agreement, in each case where such breach arises directly or indirectly out of, or in connection with, or is caused by, a breach by any of the Philippine Parties or MCE Parties (as the case may be) of any Transaction Document or by any of the Philippine Parties or MCE Parties (as the case may be) causing (whether by act or omission) MCE Leisure to breach any Applicable Laws or financing agreement to which it is a party.

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SECTION 13. PROJECT MATTERS

13.01	Project Name

The Project shall be known by a name agreed to by the Licensees in writing from time to time.

13.02	Project Plan and Project Implementation Plan

(a)	The Project Plan and Project Implementation Plan must not be amended without the prior written consent of the Licensees or except as permitted under Section 13.02(b).

(b)	MCE Leisure may, on written prior notice to the Licensees, amend the Project Plan and the Project Implementation Plan, provided such amendments do not materially increase the obligations imposed on any of the Licensees.

13.03	Construction of Phase 1 Building and Phase 2 Building

(a)	The Philippine Parties agree to comply with the covenants and undertakings, and give the representations and warranties, in Schedule 3.

(b)	The Philippine Parties must not terminate the AB Leisure Contracts (other than those AB Leisure Contracts required to be terminated under the Closing Arrangement Agreement), without the prior written consent of the MCE Parties.

13.04	The Escrow Account

(a)	MCE Leisure must open the Escrow Account in its name on or before Closing.

(b)	From Closing until the opening of all, or any part, of the Project to the public, MCE Leisure shall maintain a minimum balance of U.S. Dollars: Fifty Million (US$50,000,000.00) in the Escrow Account. Any interest accruing on the balance of Escrow Account prior to the date of deposit of the Philippine Parties’ Escrow Share shall be to the benefit of MCE Leisure.

(c)	MCE Leisure may, at any time after the opening of all, or any part, of the Project to the public:

(i)	notify the Philippine Parties of that fact and the Philippine Parties must, within ten (10) Business Days of being so notified deposit U.S. Dollars: Twenty Five Million (US$25,000,000.00) into the Escrow Account (“Philippine Parties’ Escrow Share”); and

(ii)	withdraw up to a maximum of U.S. Dollars: Twenty Five Million (US$25,000,000.00) together with any interest earned under Section 13.04(b).

(d)	Any interest accruing on the Escrow Account from the date of deposit of the Philippine Parties’ Escrow Share shall be shared equally between the Philippine Parties and MCE Leisure.

(e)	If the Philippine Parties fail to fund in whole or in part the Philippine Parties’ Escrow Share, MCE Leisure may, at its sole option and without prejudice to any rights or other remedies under this Agreement or Applicable Law:

(i)	pay into the Escrow Account the amount of the Philippine Parties’ Escrow Share that the Philippine Parties failed to fund; and

(ii)	charge the Philippine Parties a fee equal to twenty-five percent (25%) of the amount paid by MCE Leisure under Section 13.04(e)(i).

(f)	The Licensees agree that, without limiting any rights they have under this Agreement or Applicable Law, the Philippine Parties shall pay to the MCE Parties on demand and in any event before the date two (2) years after the date of the payment in Section 13.04(e)(i)):

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(i)	any amount funded or charged to the Philippine Parties under Section 13.04(e)(i); plus

(ii)	the amount charged to the Philippine Parties under Section 13.04(e)(ii); plus

(iii)	an amount of interest equal to equal to fifteen percent (15%) per annum of the aggregate of the amounts in Section 13.04(e)(i) and 13.04(e)(ii) (calculated on a daily basis from the date of the payment until those amounts are paid in full).

13.05	Performance Assurance and Insurances

(a)	The Philippine Parties shall at all times maintain the Performance Assurance.

(b)	The MCE Parties indemnify the Philippine Parties in respect of any amount deducted by PAGCOR from the Performance Assurance where such a deduction is a direct consequence of any delay in Opening due to the delay in the fit-out of the Project by MCE Leisure (except where such delay arises out of, or is contributed to, by any delay of the Philippine Parties in the construction of the Building Structures).

(c)	The Philippine Parties shall obtain, at their own cost (and in each case covering all of assets contributed by the MCE Parties and MCE Designated Parties to the Project, and all the works undertaken by them in connection with the Project and naming the relevant MCE Parties and MCE Designated Entities as a beneficiary and named insured) (i) all-risk insurance as required under Article VIII of the Provisional License and approved by MCE Leisure (acting reasonably), except as otherwise notified in writing by PAGCOR and agreed in writing by MCE Leisure, and (ii) third party liability insurance approved by the MCE Parties acting reasonably for the period commencing on the date of this Agreement and ending on Opening.

(d)	The Philippine Parties and MCE Parties will each pay half of the cost of any valuations required to be obtained for insurance purposes.

13.06	Operational and Related Matters

(a)	The Philippine Parties must not:

(i)	do or agree to do, and must procure that their Affiliates do not do or agree to do, any Operational Matter; and

(ii)	suffer, or permit to suffer, any Operational Matter, in each case, without the prior written consent of the MCE Parties.

(b)	The “Operational Matters” means, for the purposes of this Section 13.06:

(i)	any act or thing that affects or involves the Project or the Casino License and which may require, or may reasonably be expected to require, the participation, consent, approval or intervention of PAGCOR or any other Government Authority;

(ii)	any (a) novation, variation, assignment, amendment, breach or termination of the SSS Lease Contract, or (b) matter or thing (or fail to do any matter or thing) which results in, or which if done could result in, the novation, variation, assignment, amendment, breach or termination of the SSS Lease Contract;

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(iii)	any matter or thing (or fail to do any matter or thing) which adversely affects, or may reasonably be expected to affect, the operations of MCE Leisure or any MCE Designated Entity in relation to, or connection with, the Project;

(iv)	any act or thing (or fail to do any matter or thing) which adversely affects or interferes with, or could reasonably be expected to adversely affect or interfere with:

1.	the Casino License;

2.	the operation and management of the Project by MCE Leisure;

3.	the gaming area to be operated in the Project;

4.	the fit-out of the Building Structures by MCE Leisure;

5.	the ability of any MCE Party, any MCE Designated Entity, or any of its or their respective Affiliates to obtain any financing in connection with the Project; or

6.	the performance by any MCE Party, any MCE Designated Entity, or any of its or their Affiliates of its obligations under any Transaction Document or Ancillary Document;

(v)	any act or thing (or fail to do any act or thing) which causes, or may reasonably be expected to cause, the Casino to fail to be in compliance with any Applicable Law, including any applicable gaming laws in order to operate the Casino;

(vi)	execute any contract, agreement, undertaking or guaranty or incur any obligation or liability which has the effect of directly or indirectly adversely affecting the Casino License, the Licensees or the Project;

(vii)	threaten, commence, settle or defend any claim, dispute, action or proceedings by any Person under or in connection with the Casino License or the operation, management or maintenance of the Project or take any material step in the conduct of the defence of any such claim, dispute, action or proceedings; and

(viii)	threaten, commence any claim, dispute, action or proceedings against PAGCOR under, or in connection, with the Casino License.

(c)	The Philippine Parties shall indemnify the MCE Group from any Loss suffered or incurred by the MCE Group arising out of, or in relation to, any breach of Section 13.06(a).

13.07	Unanimous consent

The Philippine Parties and MCE Parties must not do, or agree to do, any of the following matters without the prior written consent of each of the Philippine Parties and MCE Parties:

(a)	shorten the term of the Casino License;

(b)	enter into any agreement, arrangement or understanding (whether oral or written) restricting or prohibiting the Licensees’ right to compete or engage in any business;

(c)	apply for any amendment to the Casino License (other than any amendments which are required in connection with the issue by PAGCOR of the Regular Casino License, or reasonably required in connection with the extension of the Regular Casino License);

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(d)	make any investment by or on behalf of the Licensee’s in a business or project, other than the Project or except as otherwise contemplated in any Transaction Document; or

(e)	transfer or assign the gaming operations at the Casino.

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SECTION 14. POWERS

14.01	Powers of SMIC under this Agreement

(a)	Each SM Subsidiary irrevocably appoints SMIC as its agent and attorney, to the exclusion of that SM Subsidiary, to do anything permitted or required to be done by that SM Subsidiary under this Agreement, including:

(i)	exercise any rights or powers the SM Subsidiary may have under this Agreement;

(ii)	carry out any act, approve or consent to any matter under this Agreement; (iii) amend, vary or waive any rights the SM Subsidiary has or may have under this Agreement;

(iv)	execute any agreement necessary or desirable under or in connection with this Agreement or the transactions contemplated by it;

(v)	accept and give notices under this Agreement;

(vi)	conduct, defend, negotiate, settle, compromise or appeal any claim under or in connection with this Agreement; and

(vii)	receive any amount owed or payable to it.

(b)	Each SM Subsidiary irrevocably agrees:

(i)	that all acts and things done by SMIC in exercising powers under this Agreement on behalf of that SM Subsidiary will be as good and valid as if they had been done by that SM Subsidiary;

(ii)	to ratify and confirm whatever is done by SMIC in exercising powers on behalf of that SM Subsidiary under this Agreement (including under Section 14.01(a)); and

(iii)	that any rights the SM Subsidiary has or may have under this Agreement may only be exercised by SMIC and the SM Subsidiary will not exercise any such rights in its own name.

(c)	SMIC agrees that it is liable for, and must perform and discharge, any and all obligations and liabilities of each SM Subsidiary under or in connection with this Agreement.

(d)	SMIC indemnifies each MCE Party from any Loss suffered or incurred by as a result of:

(i)	any breach by any SM Subsidiary of Section 14.01(b); and

(ii)	the exercise by SMIC of any powers under Section 14.01(a).

14.02	Powers of MCE Leisure under this Agreement

(a)	Each MCE PHP Subsidiary irrevocably appoints MCE Leisure as its agent and attorney, to the exclusion of that MCE PHP Subsidiary, to do anything permitted or required to be done by that MCE PHP Subsidiary under this Agreement, including:

(i)	exercise any rights or powers the MCE PHP Subsidiary may have under this Agreement;

(ii)	carry out any act, approve or consent to any matter under this Agreement;

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(iii)	amend, vary or waive any rights the MCE PHP Subsidiary has or may have under this Agreement;

(iv)	execute any agreement necessary or desirable under or in connection with this Agreement or the transactions contemplated by it;

(v)	accept and give notices under this Agreement;

(vi)	conduct, defend, negotiate, settle, compromise or appeal any claim under or in connection with this Agreement;

(vii)	receive any amount owed or payable to it.

(b)	Each MCE PHP Subsidiary irrevocably agrees:

(i)	that all acts and things done by MCE Leisure in exercising powers under this Agreement on behalf of that MCE PHP Subsidiary will be as good and valid as if they had been done by that MCE PHP Subsidiary;

(ii)	to ratify and confirm whatever is done by MCE Leisure in exercising powers on behalf of that MCE PHP Subsidiary under this Agreement (including under Section 14.02(a)); and

(iii)	that any rights the MCE PHP Subsidiary has or may have under this Agreement may only be exercised by MCE Leisure and the MCE PHP Subsidiary will not exercise any such rights in its own name.

(c)	MCE Leisure agrees it is liable for, and must perform and discharge, any and all obligations and liabilities of each MCE PHP Subsidiary under or in connection with this Agreement.

(d)	MCE Leisure indemnifies each Philippine Party from any Loss suffered or incurred by as a result of:

(i)	any breach by any MCE PHP Subsidiary of Section 14.02(b); and

(ii)	the exercise by MCE Leisure of any powers under Section 14.02(a).

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SECTION 15. GUARANTEE

15.01	Belle Guarantee

(a)	With effect from the date of this Agreement and in consideration of, among other things, the entry by the Parties into this Agreement, Belle unconditionally and irrevocably:

(i)	guarantees to each of the parties to the Relevant Documents other than the other Philippine Parties (“PHP Guaranteed Parties”) the due and punctual observance, performance and discharge of all the obligations of PLAI and each SM Group Company under those documents (“PHP Guaranteed Obligations”); and

(ii)	indemnifies the PHP Guaranteed Parties against any and all Loss suffered or incurred by any of them arising out of or in connection with any default by the Philippine Parties in the performance of any of the PHP Guaranteed Obligations or from any such express or implied obligations being unenforceable.

(b)	The obligations and liability of Belle under this Section 15.01 are not revoked or discharged (in whole or in part) by any act, omission, event or circumstance, including:

(i)	any time, concession, waiver or other indulgence (including any release of any liability) being given by any PHP Guaranteed Parties to PLAI or any SM Group Company (or any surety) for or in relation to the observance or performance of any of their obligations under any of the Relevant Documents;

(ii)	any variation being made to the terms of any Relevant Document or the subsequent termination or repudiation of any Relevant Document (otherwise than by the PHP Guaranteed Parties, by due exercise of its rights under any Relevant Document);

(iii)	any contract replacing or substituting any Relevant Document;

(iv)	any novation or assignment of any Relevant Document;

(v)	any transfer of obligation or liabilities arising under any Relevant Document;

(vi)	any other security or contractual obligations to secure the performance of PLAI or any SM Group Company’s obligations under any Relevant Document being or not being taken, held, renewed, varied, enforced or released by any PHP Guaranteed Party or such security being void, defective, informal or unenforceable;

(vii)	any release of a co-surety;

(viii)	any discharge or release by operation of law or equity;

(ix)	any non-exercise or partial exercise of any right or remedy, including any right of termination or any non-enforcement of any right or remedy;

(x)	any acquiescence in respect of breach of any Relevant Document;

(xi)	any lack of capacity, any limitation on capacity or any lack of authority;

(xii)	any composition with any creditors of PLAI or any SM Group Company or scheme of arrangement;

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(xiii)	all or any of PLAI or any SM Group Company’s obligations under any Relevant Document being discharged otherwise than by their due performance or by any Relevant Document being terminated by any PHP Guaranteed Party by due exercise of its rights under the Relevant Document;

(xiv)	the liquidation, administration, bankruptcy or insolvency of any Belle or PLAI or any SM Group Company; or

(xv)	by anything done or omitted to be done by any PHP Guaranteed Party or by anything else which, but for this Section, might operate to release wholly or partially or discharge or otherwise exonerate any PHP Guarantor from its liability under this guarantee.

(c)	Belle hereby waives any benefit of excussion under Article 2058 of the Civil Code of the Philippines, and agrees that a claim for enforcement may be made it for the PHP Guaranteed Obligations as if it were the principal obligor.

(d)	Belle will not exercise any rights which it may acquire by way of subrogation until the PHP Guaranteed Obligations shall have been fully and completely performed.

(e)	The guarantee given under this Section 15.01:

(i)	is a continuing guarantee and remains in force until the whole of the PHP Guaranteed Obligations have in all respects been duly performed, observed and discharged in full;

(ii)	is irrevocable; and

(iii)	constitutes a separate and independent obligation of Belle.

(f)	The PHP Guaranteed Parties may enforce the guarantee given under this Section 15.01 without first making any demand or taking any action or proceedings to enforce its rights or remedies against PLAI or any SM Group Company.

(g)	The obligations of Belle under this Section 15.01 continue to be effective or will be reinstated if at any time any amount under this Agreement is avoided or any payment must be replaced or restored, either in whole or in part, by PLAI or any SM Group Company for any reason whatsoever and the liability of Belle extends to any such payment as if that payment had not been made.

15.02	MCE Leisure Guarantee

(a)	With effect from the date of this Agreement, and in consideration of, among other things, the entry by the Parties into this Agreement, MCE Leisure unconditionally and irrevocably:

(i)	guarantees to each of the Philippine Parties a party to the Relevant Documents (“MCE PHP Guaranteed Parties”) the due and punctual observance, performance and discharge of all the obligations of the MCE Parties and the relevant MCE Designated Entities a party to those documents (other than MCE Leisure) under the Relevant Documents (“MCE PHP Guaranteed Obligations”); and

(ii)	indemnifies the MCE PHP Guaranteed Parties against any and all Loss suffered or incurred by any of them arising out of or in connection with any default by any of the MCE Parties and the relevant MCE Designated Entities in the performance of any of the MCE PHP Guaranteed Obligations or from any such express or implied obligations being unenforceable.

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(b)	The obligations and liability of MCE Leisure under this Section 15.02 are not revoked or discharged (in whole or in part) by any act, omission, event or circumstance, including:

(i)	any time, concession, waiver or other indulgence (including any release of any liability) being given by any of the MCE PHP Guaranteed Parties to the MCE Parties or relevant MCE Designated Entities (or any surety) for or in relation to the observance or performance of any of their obligations under any of the Relevant Documents;

(ii)	any variation being made to the terms of any Relevant Document or the subsequent termination or repudiation of any Relevant Document (otherwise than by the MCE PHP Guaranteed Parties, by due exercise of its rights under any Relevant Document);

(iii)	any contract replacing or substituting any Relevant Document; (iv) any novation or assignment of any Relevant Document;

(v)	any transfer of obligation or liabilities arising under any Relevant Document;

(vi)	any other security or contractual obligations to secure the performance of any of the MCE Parties’ or relevant MCE Designated Entities’ obligations under any Relevant Document being or not being taken, held, renewed, varied, enforced or released by any MCE PHP Guaranteed Party or such security being void, defective, informal or unenforceable;

(vii)	any release of a co-surety;

(viii)	any discharge or release by operation of law or equity;

(ix)	any non-exercise or partial exercise of any right or remedy, including any right of termination or any non-enforcement of any right or remedy;

(x)	any acquiescence in respect of breach of any Relevant Document;

(xi)	any lack of capacity, any limitation on capacity or any lack of authority;

(xii)	any composition with any creditors of any of the MCE Parties or relevant MCE Designated Entities or scheme of arrangement;

(xiii)	all or any of the MCE Parties or relevant MCE Designated Entities obligations under any Relevant Document being discharged otherwise than by their due performance or by any Relevant Document being terminated by any MCE PHP Guaranteed Party by due exercise of its rights under any Relevant Document;

(xiv)	the liquidation, administration, bankruptcy or insolvency of MCE Leisure or any of the MCE Parties or relevant MCE Designated Entities; or

(xv)	by anything done or omitted to be done by any MCE PHP Guaranteed Party or by anything else which, but for this Section 15.02, might operate to release wholly or partially or discharge or otherwise exonerate any MCE PHP Guarantor from its liability under this guarantee.

(c)	MCE Leisure hereby waives any benefit of excussion under Article 2058 of the Civil Code of the Philippines, and agrees that claim for enforcement may be made on MCE Leisure for the MCE PHP Guaranteed Obligations as if it were the principal obligor.

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(d)	MCE Leisure will not exercise any rights which it may acquire by way of subrogation until the MCE PHP Guaranteed Obligations shall have been fully and completely performed.

(e)	The guarantee given under this Section 15.02:

(i)	is a continuing guarantee and remains in force until the whole of the MCE PHP Guaranteed Obligations have in all respects been duly performed, observed and discharged in full;

(ii)	is irrevocable; and

(iii)	constitutes a separate and independent obligation of MCE Leisure.

(f)	The MCE PHP Guaranteed Parties may enforce the guarantee given under this Section 15.02 without first making any demand or taking any action or proceedings to enforce its rights or remedies against MCE Leisure.

(g)	The obligations of MCE Leisure under this Section 15.02 continue to be effective or will be reinstated if at any time any amount under this Agreement is avoided or any payment must be replaced or restored, either in whole or in part, by any MCE PHP Guaranteed Party for any reason whatsoever and the liability of MCE Leisure extends to any such payment as if that payment had not been made.

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SECTION 16. TERM AND TERMINATION

16.01	Term

(a)	This Agreement shall become effective on Closing (except for those Sections expressed to become effective or commence prior to that time) and shall remain in effect unless terminated under Section 16.04.

(b)	This Agreement may not be terminated except where permitted under this Section 16 or under Applicable Law.

16.02	Philippine Parties Rights and Obligations—No Fault

(a)	The Philippine Parties shall not exercise their rights under Section 16.04(a)(ii) to terminate this Agreement unless:

(i)	a No-Fault Termination Event has occurred and the Philippine Parties have served a notice on the MCE Parties to that effect specifying, in reasonable detail, the relevant act or circumstance giving rise to the No-Fault Termination Event (“Philippine Parties Notice”); and

(ii)	the time period for the exercise by the MCE Parties of their rights under Sections 18.01, 18.02, and 18.03 has expired (in which case a further notice is required to be given under Section 16.04(a)(ii) prior to termination).

(b)	The Philippine Parties shall not be entitled to exercise their rights under Section 16.04(a)(ii) to terminate this Agreement if the MCE Parties have:

(i)	exercised their rights under Sections 18.01 or 18.02 to transfer their Project Interests under those Sections (as applicable); or

(ii)	the MCE Parties have elected to continue to participate in the Project under Section 18.03.

16.03	MCE Parties Rights and Obligations—No Fault

If:

(a)	a No-Fault Termination Event occurs; or

(b)	there occurs any act beyond the control of, and not due to the fault of, the MCE Parties, which results in any of the MCE Parties being prohibited from being involved in, or from the MCE Parties or any MCE Designated Entity operating, the Project or the Casino, including the passing of any Applicable Law or an act of any Government Authority,

the MCE Parties shall be entitled to immediately terminate this Agreement under Section 16.04(a)(ii), or serve a notice on the Philippine Parties (“MCE Parties Notice”) specifying the act or event giving rise to the right to terminate and that Sections 18.01, 18.02, or 18.03 (as applicable) shall apply.

16.04	Events Giving Rise to the Right to Terminate

This Agreement may be terminated:

(a)	(No fault – either MCE Parties or Philippine Parties) by:

(i)	mutual written consent of the Philippine Parties and MCE Parties; or

(ii)	the MCE Parties or, subject to compliance with Section 16.02, the Philippine Parties, on written notice to the other if there occurs a No-Fault Termination Event;

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(b)	(No fault – MCE Parties): by the MCE Parties on written notice to the Philippine Parties if there occurs any act beyond the control of, and not due to the fault of, the MCE Parties, which results in any of the MCE Parties being prohibited from being involved in, or from the MCE Parties or any MCE Designated Entity operating, the Project or the Casino, including the passing of any Applicable Law or an act of any Government Authority;

(c)	(Philippine Parties’ Default): by any of the MCE Parties on written notice to the Philippine Parties if:

(i)	there has been a material breach by the Philippine Parties of any warranty, covenant or undertaking in this Agreement not capable of remedy, or if capable or remedy is not remedied to the reasonable satisfaction of the MCE Parties within twenty (20) Business Days of receipt by the Philippine Parties of written notice of the breach, and such breach has resulted in, or is reasonably likely to result in, a Material Adverse Change;

(ii)	any action is taken by any of the holders of the Belle Encumbrances to enforce any of their rights under any of those encumbrances or the SSS Lease Contract is terminated;

(iii)	a Philippine Party suffers an Insolvency Event and the Insolvency Event is not remedied to the reasonable satisfaction of MCE Parties within twenty (20) Business Days of receipt by the Philippine Parties of written notice from the MCE Parties requiring the relevant Philippine Party to remedy that Insolvency Event;

(iv)	either Belle or PLAI ceases to be Controlled by SMIC or any of its Affiliates or if SMIC ceases to be Controlled by the Sy Family, or any of their Affiliates and SMIC, the Sy Family, or their respective Affiliates (as applicable) does not regain Control within twenty (20) Business Days of receipt by Belle or PLAI or SMIC (as applicable) of written notice from the MCE Parties requiring them do so;

(v)	the Casino License is terminated or revoked through the fault of the Philippine Parties;

(vi)	if any event or condition occurs in relation to the Philippine Parties or any of their Affiliates that materially and adversely affects the ability of MCE of any of its Affiliates to do business, or to maintain any license to conduct gaming, in Macau or in any other jurisdiction where such Person is licensed to operate gaming, and such event or condition is not remedied to the satisfaction of MCE Leisure within seven (7) days after written notice from MCE Leisure to the Philippine Parties specifying the nature of such event or condition;

(vii)	if any of the MCE Parties or any of their Affiliates is:

1.	required by any Government Authority to disassociate itself from any of the Philippine Parties; or

2.	formally advised by any Government Authority that such a requirement will be forthcoming,

and such requirement or advice continues to be applicable for a period of seven (7) days (or such shorter period as may be required by any Government Authority) after written notice thereof to the Philippine Parties; or

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(viii)	Section 9.02(b) applies;

(d)	(MCE Parties’ Default): by the Philippine Parties on written notice to the MCE Parties if:

(i)	there has been a material breach by any MCE Party of any warranty, covenant or undertaking in this Agreement not capable of remedy, or if capable of remedy is not remedied to the reasonable satisfaction of Philippine Parties within twenty (20) Business Days of receipt by the MCE Parties of written notice of the breach, and such breach has resulted in, or is reasonably likely to result in, a Material Adverse Change;

(ii)	an MCE Party suffers an Insolvency Event and the Insolvency Event is not remedied to the reasonable satisfaction of Philippine Parties within twenty (20) Business Days of receipt by the MCE Parties of written notice from the Philippine Parties requiring the relevant MCE Party to remedy that Insolvency Event;

(iii)	if MCE Leisure ceases to be Controlled an MCE Group Company (or any successor to an MCE Group Company (including by merger or amalgamation)) and an MCE Group Company (or any successor to an MCE Group Company (including by merger or amalgamation) does not regain Control within twenty (20) Business Days of receipt by the MCE Parties of written notice from the Philippine Parties requiring them to do so; or

(iv)	if the Casino License is terminated or revoked through the fault of the MCE Parties; or

(e)	(Termination of other Transaction Documents): by any of the Philippine Parties or MCE Parties on written notice to the other on termination of any of the Belle Lease or the Operating Agreement.

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SECTION 17. EFFECTS OF TERMINATION

17.01	Termination – General

(a)	If this Agreement is terminated under Sections 16.04(a), 16.04(b) or 16.04(e) (except, in the case of Section 16.04(e), where the Belle Lease or Operating Agreement has been terminated as a result of the default of a party to that document in which case Section 17.06 will apply) then, in addition to any rights the Philippine Parties and MCE Parties may have under this Section 17:

(i)	all obligations of the Parties under this Agreement shall terminate except those that are expressed to survive termination;

(ii)	the MCE Parties and each of the MCE Designated Entities shall have the right to remove from the Project any Intellectual Property or proprietary software owned, leased, licensed or used by any of the MCE Parties or MCE Designated Entities; and

(iii)	the MCE Parties and each of the MCE Designated Entities shall have the right to remove from the Project all the MCE Removable Assets.

(b)	The MCE Parties and MCE Designated Entities shall be entitled to access the Land and Building Structures on prior notice to the Philippine Parties for the purposes of removing any of their Intellectual Property, proprietary software or MCE Removable Assets under this Section 17.01.

17.02	No Fault Termination – no loss of Casino License and/or Operations

(a)	If this Agreement is terminated under Sections 16.04(a) or 16.04(b) (other than due to a No-Fault Termination Event, in which case Section 17.03 shall apply) then the sole remedy of the Parties arising out of such termination shall be as set out in this Section 17.02.

(b)	If this Agreement is terminated under Sections 16.04(a) or 16.04(b) (other than due to a No-Fault Termination Event, in which case Section 17.03 shall apply) then, in addition to the rights the Philippine Parties and MCE Parties have under Section 17.01:

(i)	the MCE Parties shall notify the Philippine Parties on or before the date ten (10) Business Days after the date of termination of this Agreement of the Remaining Value and the Philippine Parties shall pay to the MCE Parties the amount so notified on or before the date ten (10) Business Days after the date of notification;

(ii)	the Philippine Parties shall, pay promptly on demand to the MCE Parties fifty percent (50%) of the Termination Costs; and

(iii)	unless the MCE Parties have exercised their rights under Section 18.01 to sell their Project Interests to a third party, or the Philippine Parties have purchased the Project Interests under Section 18.01, the Philippine Parties shall pay to the MCE Parties the EBITDA Compensation Amount, each year during the Compensation Period, on or before the date twenty (20) Business Days after the date the report is delivered by the Auditor under Section 19.03(a).

(c)	Nothing in this Section 17.02 limits the rights of any of the Philippine Parties or MCE Parties under Sections 17.01 or 18.

17.03	No Fault Termination – Loss of Casino License and/or Operations

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(a)	If this Agreement is terminated under Sections 16.04(a) or 16.04(b) due to a No-Fault Termination Event then the sole remedy of the Parties arising out of such termination shall be as set out in this Section 17.03.

(b)	If this Agreement is terminated under Sections 16.04(a) or 16.04(b) due to a No-Fault Termination Event then, in addition to the rights the Philippine Parties and MCE Parties have under Section 17.01:

(i)	each of the Philippine Parties and MCE Parties shall be responsible for, and shall be liable for, any Termination Costs incurred or suffered by them (respectively);

(ii)	the Philippine Parties shall pay fifty percent (50%) of any amounts owed or payable by the MCE Parties to any Government Authority in connection with such revocation or termination; and

(iii)	unless the MCE Parties have exercised their rights under Section 18.02 to sell their Project Interests to a third party, or the Philippine Parties have refused their consent to any such sale, the Philippine Parties shall pay to the MCE Parties the EBITDA Compensation Amount, each year during the Compensation Period, on or before the date twenty (20) Business Days after the date the report is delivered by the Auditor under Section 19.03(a).

(c)	Nothing in this Section 17.03 limits the rights of any of the Philippine Parties or MCE Parties under Sections 17.01 or 18.

17.04	Philippine Parties’ Default

If this Agreement is terminated under Section 16.04(c), then Section 20.02 shall apply and the MCE Parties shall be entitled to such rights and remedies, and may bring such claims, in each case in respect of such breach as may be applicable or permitted under Philippine law (including any claim for loss of profits).

17.05	MCE Parties’ Default

If this Agreement is terminated under Section 16.04(d), then Section 20.02 shall apply and the Philippine Parties shall be entitled to such rights and remedies, and may bring such claims in each case in respect of such breach as may be applicable or permitted under Philippine law (including any claim for loss of profits).

17.06	Termination under Section 16.04(e)

If this Agreement is terminated under Section 16.04(e), then Section 20.02 shall apply and the Parties shall be entitled to such rights and remedies (and such rights and remedies will be their sole rights and remedies under this Agreement), and may bring such claims under his Agreement in respect of the event resulting in termination of the Belle Lease or Operating Agreement as they would have been entitled to under the Belle Lease and the Operating Agreement (as applicable) as if Sections 12.04 and 16.02 of those documents (respectively) did not form part of those documents.

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17.07	Sale of the Project after Termination

(a)	If all, or a substantial part, of the Project is sold, assigned, transferred, conveyed or Encumbered at any time after the date of termination but prior to the payment of all amounts required to be paid to the MCE Parties during the Compensation Period as contemplated by Sections 17.02 or 17.03 (as applicable), the Philippine Parties must on or prior to the date of such sale, assignment, transfer, conveyance or grant, pay to the MCE Parties on account of each remaining year of the Compensation Period, an amount equal to the amount paid under Section 17.02 or 17.03 (as applicable) for the year prior to the date of closing of such sale multiplied by the number of remaining years of the Compensation Period (“Sale Compensation Amount”) or if such sale contemplates installment payments of the purchase price, the Sale Compensation Amount shall be paid in accordance with the agreed installment payment schedule under the sale.

(b)	The Philippine Parties shall on or before the date ten (10) Business Days after the date of entry into any agreement the subject of Section 17.07(a) give notice to the MCE Parties of that fact and provide to the MCE Parties a copy of that agreement.

17.08	Conduct After Termination

(a)	The Philippine Parties agree to conduct the Project after the date of termination of this Agreement and for the duration of the Compensation Period:

(i)	in the ordinary course of ordinary business;

(ii)	to a standard expected of an internationally recognised casino operator; and

(iii)	so as to maximise EBITDA on a sustainable basis without detriment to the EBITDA of the Project in future periods.

(b)	The Accounts shall be prepared during the Compensation Period:

(i)	in accordance with IFRS;

(ii)	on a basis consistent with practices and procedures applied in the past 2 years prior to the date of preparation of such Accounts; and

(iii)	give a true and fair view of the financial position of the Project as a whole and the financial performance of the Project for relevant twelve (12) month period.

17.09	Removal from Casino License

If this Agreement is terminated then each Licensee:

(a)	may apply to PAGCOR to be removed from the Casino License and each of the other Licensees must do all things reasonably required (including execute all documents) to remove that Licensee from the Casino License; and

(b)	indemnifies each of the other Licensee from any Loss suffered or incurred by the Licensee arising out of, or in connection with, any breach of the Casino License arising or occurring after the date of termination of this Agreement.

17.010 Other Matters

(a)	For the purposes of Sections 17.02 and 17.03, “costs” includes any and all break-fees, penalties, fees, expenses, charges, interest, damages and legal fees whatsoever).

(b)	Each Party must return to the other Party, or destroy, any records or confidential information given or disclosed to it, on termination of this Agreement.

(c)	Nothing in this Section 17 limits any rights a Party may have in respect of any breach of this Agreement arising prior to the date of termination.

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SECTION 18. RIGHTS OF TRANSFER AND PARTICIPATION

18.01	No Fault—Right of First Refusal – no loss of Casino License and/or Operations

(a)	The Philippine Parties and MCE Parties agree that if an MCE Parties Notice is delivered under Section 16.03 specifying that there has occurred an act of the type described in Section 16.04(b) the MCE Parties shall have the right, at any time on or before the date ninety (90) days after the date of such notice, to offer for sale their Project Interests to a third party on, and subject to compliance with, this Section 18.01.

(b)	If, during the period specified in Section 18.01(a), the MCE Parties receive an offer from a third party (“Third Party Purchaser”) to purchase all of their Project Interests, and the MCE Parties wish to accept that offer (“Third Party Offer”), the MCE Parties must provide a notice to the Philippine Parties (“Third Party Sale Notice”):

(i)	specifying the name and address of the Third Party Purchaser;

(ii)	specifying the consideration payable for the Project Interests;

(iii)	specifying the proposed date of sale of the Project Interests;

(iv)	specifying all of the other material terms and conditions of the Third Party Offer;

(v)	offering to sell to the Philippine Parties the Project Interests on substantially the same terms and conditions as the Third Party Offer (“Sale Offer”); and

(vi)	specifying the time period for acceptance of the Sale Offer, which must be no earlier than the date twenty (20) Business Days and no later than the date forty (40) Business Days after the date of the Third Party Sale Notice (“Sale Offer Period”).

(c)	The Philippine Parties must notify the MCE Parties during the Sale Offer Period if they wish to accept, or reject, the Sale Offer.

(d)	If the MCE Parties do not notify the MCE Parties during the Sale Offer Period that they wish to accept the Sale Offer, they will be deemed to have declined the Offer.

(e)	If the Philippine Parties accept the Sale Offer, they must purchase the Project Interests on the terms of the Sale Offer.

(f)	If the Philippine Parties do not accept (or have deemed not to have accepted), the Sale Offer, then despite any provision in the Closing Arrangement Agreement, any Transaction Document, or any Ancillary Document to the contrary the MCE Parties may accept the Third Party Offer and sell their Project Interests on the terms of that offer.

(g)	If the MCE Parties accept the Third Party Offer, the Philippine Parties shall do such things as the MCE Parties may reasonably require in connection with the sale of the Project Interests to a Third Party (including transfer their rights under the Closing Arrangement Agreement, Transaction Documents and Ancillary Documents, and make such amendments to those documents, in each case as the MCE Parties may reasonably require in connection with such sale).

(h)	The Philippine Parties and MCE Parties agree that if Section 18.01(a) applies, the rights and obligations of the Parties under the Operating Agreement shall, on written notice from the MCE Parties, be suspended, and the obligations of MCE Leisure to pay rent under the Belle Lease shall be abated by fifty (50%) percent from the date of such notice until the earlier of the date specified in Section 18.01(f) and the date of transfer referred to in that Section.

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18.02	No Fault—Right of Sale – loss of Casino License and/or Operations

(a)	The Philippine Parties and MCE Parties agree that if a Philippine Parties Notice or MCE Parties Notice is served on the MCE Parties or Philippine Parties (as applicable) specifying that an act has occurred beyond the control of, and not due to the fault of, either the Philippine Parties or any of their Affiliates or the MCE Parties or any of their Affiliates which results in the Casino License being revoked or terminated or the cessation of all or substantially all of the gaming operations of the Project the MCE Parties shall have the right, at any time on or before the date ninety (90) days after the date of the Philippine Parties Notice or MCE Parties Notice (as applicable) to transfer all of their Project Interests to a third party and, in relation to the identity of the proposed purchaser only, with the prior written consent of the Philippine Parties, such consent not to be unreasonably withheld, delayed or conditioned.

(b)	The Philippine Parties shall do such things as the MCE Parties may reasonably require in connection with the sale of the Project Interests under this Section 18.02 (including transfer their rights under the Closing Arrangement Agreement, Transaction Documents and Ancillary Documents, and make such amendments to those documents, in each case as the MCE Parties may reasonably require in connection with such sale).

(c)	The Philippine Parties and MCE Parties agree that if Section 18.02(a) applies, the rights and obligations of the Parties under the Operating Agreement shall, on written notice from the MCE Parties, be suspended, and the obligations of MCE Leisure to pay rent under the Belle Lease shall be abated by fifty (50%) percent from the date of such notice until the earlier of the date specified in Section 18.02(a) and the date of transfer referred to in that Section.

18.03	Participation

(a)	Without limiting the rights of the MCE Parties under Sections 18.01 or 18.02, if a Philippine Parties Notice or MCE Parties Notice is served on the MCE Parties or Philippine Parties (as applicable), the MCE Parties shall have the right, at any time on or before the date ninety (90) days after the date of notice, to notify the Philippine Parties that the MCE Parties wish to continue to operate and manage the Project.

(b)	If the MCE Parties serve a notice under Section 18.03(a) on the Philippine Parties that the MCE Parties wish to continue to operate and manage the Project the Parties must, on or before the date ten (10) Business Days after the date of that notice meet in Hong Kong and enter into good faith negotiations for a period of not less than twenty (20) Business Days from the date of first meeting to agree on such amendments as may reasonably be required to be made to the Closing Arrangement Agreement, Transaction Documents and Ancillary Documents and the operations of the Project to reflect the occurrence of a No-Fault Termination Event.

(c)	If the Philippine Parties and MCE Parties are unable to agree on the amendments to be made under Section 18.03(b) within the time period specified in that Section, the MCE Parties may immediately terminate this Agreement and in which case Section 16.02(a) will apply.

(d)	The Parties agree that if Section 18.03(a) applies all of the rights and obligations of the Parties under the Operating Agreement shall, on written notice from the MCE Parties, be suspended, and the obligations of MCE Leisure to pay rent under the Belle Lease shall be abated by fifty (50%) percent from the date of such notice until the earlier of the date the Parties reach agreement under Section 18.03(b) or this Agreement is terminated under Section 18.03(c).

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18.04	Compensation

If any compensation (in any form, including the proceeds from the sale of the Project, if any) or other amount payable by any Government Authority or third party in connection with the revocation of the Casino License or the cessation of the operations of the Project the Philippine Parties and the MCE Parties will each be entitled to share equally in such compensation or amount (except where such amount is determined by the Government Authority (or required by Applicable Law) to be paid to any of the MCE Parties, in which case the MCE Parties shall be solely entitled to receive such amount.

18.05	Transfer of Project Interests

(a)	If:

(i)	the MCE Parties accept a Third Party Offer under Section 18.01(f); or

(ii)	the Philippine Parties have consented to a transfer of the Project Interests by the MCE Parties under Section 18.02(a),

then the Philippine Parties shall, on the request of the MCE Parties, do anything reasonably required by the MCE Parties in connection with the sale and transfer by the MCE Parties of the Project Interests (including execute such deeds of novation and make other amendments to the Closing Arrangement Agreement, Transaction Documents and Ancillary Documents as the MCE Parties may require).

(b)	The Philippine Parties agree that, on and with effect from the sale and transfer of the Project Interests, none of the MCE Parties or any MCE Designated Entities, shall have any obligation or liability to any of the Philippine Parties in relation to the Project, or under or in connection with any of the Closing Arrangement Agreement, the Transaction Document, or Ancillary Documents (including any rights occurring prior to any such sale and transfer).

18.06	No limitation

(a)	The rights of the MCE Parties under this Section are despite any provision of the Closing Arrangement Agreement, any Transaction Document or any Ancillary Document to the contrary.

(b)	Nothing in this Section 18 limits any of the rights the MCE Parties have under Section 16.04(a).

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SECTION 19. VALUATION AND OTHER PRINCIPLES

19.01	Calculation of EBITDA Compensation Payment Amount

The Philippine Parties and MCE Parties agree that the EBITDA Compensation Amount must be calculated in accordance with this Section 19.

19.02	Preparation of Adjusted Accounts

(a)	The Philippine Parties must prepare, at their cost, on or before the date forty (40) Business Days after:

(i)	the end of the first Fiscal Year following the date of termination, and each subsequent anniversary of that date during the Compensation Period; and

(ii)	the tenth (10th) anniversary of the date of termination,

and deliver to the other Parties, with a copy to the Auditor:

(iii)	the Accounts;

(iv)	the Adjusted Accounts prepared in accordance with the Agreed Principles;

(v)	their calculation of EBITDA and Adjusted EBITDA; and

(vi)	their calculations of the EBITDA Compensation Amount,

(the “EBITDA Pack”).

(b)	The Adjusted Accounts must be prepared:

(i)	in accordance with the accounting standards and policies applied in preparation of the Accounts; and

(ii)	otherwise in accordance with the Agreed Principles set out in Section 19.04.

19.03	Auditor

(a)	The Philippine Parties must procure that, promptly after delivery of the EBITDA Pack under Section 19.02(a), the Auditor is instructed to prepare and deliver to the Philippine Parties and MCE Parties, as soon as possible and in any event on or before the date twenty (20) Business Days of being instructed, a written report setting out its calculations of the Adjusted EBITDA and the EBITDA Compensation Amount.

(b)	The Philippine Parties must provide the Auditor with all information and assistance requested by the Auditor, on demand, to enable the Auditor complete its engagement.

(c)	The Auditor must act as an expert and not as an arbitrator and its written determination of the Adjusted EBITDA and the EBITDA Compensation Amount will be final and binding on the parties in the absence of manifest error.

(d)	The costs and expense of the Auditor must be borne by the Philippine Parties.

19.04	Agreed Principles

The Agreed Principles shall be applied in the preparation of the Adjusted Accounts and EBITDA must be adjusted to exclude (to the extent not already excluded and without double counting) the Agreed Principles.

19.05	Remaining Value

(a)	The Parties agree that the Remaining Value and Total Investment shall be calculated by the MCE Parties in accordance with this Section 19.05.

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(b)	The “Remaining Value” shall be the amount of the Total Investment less the value of the MCE Removable Assets, in each case as recorded (after termination, depreciation, amortization, and depletion) in the Accounts of the Project for the Fiscal Year ending prior to the date of termination of this Agreement.

(c)	The “Total Investment” shall be total amount of the investment made, and costs incurred, by the MCE Group in, and in connection with, the Project and/or their participation in it (including to become a named licensee and holder of the Casino License, to open the Project for business, all amounts payable to the Philippine Parties on Closing, all transaction fees (including legal fees) and finance charges, and all capitalised costs).

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SECTION 20. GOVERNING LAW; DISPUTE RESOLUTION

20.01	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of the Philippines.

20.02	Arbitration

(a)	If a dispute (“Dispute”) arises out of or relates to this Agreement (including any dispute as to the existence, breach or termination of this Agreement or as to any claim in tort, in equity or pursuant to any statute) a Party may only commence arbitration proceedings relating to the Dispute if the procedures set out in this Section 20.02 have been fulfilled.

(b)	A Party claiming the Dispute has arisen under or in relation to this Agreement must give written notice (Dispute Notice) to the other parties to the Dispute specifying the nature of the Dispute.

(c)	On receipt of the Dispute Notice by the other Parties, all the parties to the Dispute (Disputing Parties) must endeavour in good faith to resolve the Dispute expeditiously using informal dispute resolution techniques such as mediation, expert evaluation or determination or similar techniques agreed by them.

(d)	In the event that no resolution is reached under Section 20.02(c) within 30 days from the date the Dispute Notice is issued by a Party, the Dispute shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules for the time being in force, which rules are deemed to be incorporated by reference in this Section 20.02.

(e)	The Parties agree that the panel of arbitrators has jurisdiction to settle the issue of whether this Agreement (or any provision thereof) is void, unenforceable or ineffective.

(f)	The Hong Kong International Arbitration Centre tribunal shall consist of three arbitrators.

(g)	The arbitral proceedings shall be conducted in the English language. The arbitration proceedings shall be strictly confidential.

(h)	The arbitral award shall be final and binding upon the Parties and enforceable by any court having jurisdiction for this purpose.

(i)	By agreeing to arbitration pursuant to this Section 20.02, the Parties do not intend to deprive any court of its jurisdiction to issue an interim injunction or other interim relief in aid of the arbitration proceedings, provided that the Parties agree that they may seek only such relief as is consistent with their agreement to resolve the Dispute by way of arbitration. Without prejudice to such relief that may be granted by a national court, the arbitral tribunal shall have full authority to grant interim or provisional remedies or to order a party to seek modification or vacation of the relief granted by a national court.

(j)	Any dispute that arises under this Agreement must be resolved in accordance with this Section 20.02.

(k)	The Parties agree that this Section 20.02 constitutes a separate and independent agreement among them and no claim that this Agreement is void, unenforceable or ineffective shall preclude submission of any dispute, controversy or claim to arbitration.

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SECTION 21. OTHER PROVISIONS

21.01	Survival

All of the indemnities, and each of Sections 6.03, 13, 17, 18, 19 and 20, survive termination.

21.02	Notices to Parties

(a)	All communications and notices under this Agreement shall be in writing and shall be personally delivered or transmitted via electronic mail or facsimile transmission or postage prepaid registered mail, addressed to the relevant Party at the addresses set forth below or such other address, contact details or contact persons as shall be designated by a Party in a written notice to the other Parties:

The SM Group

SM Investments Corporation

10th Floor, One E-com Center, Mall of Asia Complex

J.W. Diokno Boulevard, Pasay City

Philippines

Attention:	Mr. Frederic C. DyBuncio

Senior Vice President, Portfolio

Telephone No. :	+63 2 857-8009

Facsimile No. :	+63 2 857-8009

Email Address:	frederic.dybuncio@sminvestments.com

Belle Corporation

5th Floor, 2 E-com Center, Mall of Asia Complex

J.W. Diokno Boulevard, Pasay City

Philippines

Attention:	Mr. Armin B. Raquel-Santos

Deputy Head

Telephone No. :	+63 2 857-0100 local 1508

Facsimile No. :	+63 2 857-0140

Email Address :	armin.raquel-santos@sminvestments.com

PremiumLeisure and Amusement, Inc.

5th Floor, 2 E-com Center, Mall of Asia Complex

J.W. Diokno Boulevard, Pasay City

Philippines

Attention:	Mr. Armin B. Raquel-Santos

Executive Vice President

Telephone No. :	+63 2 857-0100 local 1508

Facsimile No. :	+63 2 857-0140

Email Address :	armin.raquel-santos@sminvestments.com

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MCE Leisure (Philippines) Corporation, MCE Holdings (Philippines) Corporation and

MCE Holdings No. 2 (Philippines) Corporation

c/- Melco Crown Entertainment Limited

Level 36, The Centrium

60 Wyndham Street, Central

Hong Kong

Attention:	Ms. Stephanie Cheung

Chief Legal Officer, Melco Crown Entertainment

Telephone No.:	+852 2598 3638

Facsimile No.:	+852 2537 3618

Email Address:	scheung@melco-crown.com

(b)	All notices shall be deemed duly given (i) on the date of receipt, if personally delivered, (ii) seven (7) days after posting, if by registered mail, or (iii) upon receipt of the written confirmation of the electronic mail or facsimile, if by electronic mail or facsimile transmission.

(c)	If a communication is given (i) after 5.00 pm in the place of receipt; or (ii) on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt, it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

(d)	All communications must be given in English.

21.03	Successors and Assigns

(a)	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b)	The MCE Parties may assign any of their rights under this Agreement to any Person in connection with the financing or any loan facility to be obtained by the MCE Parties or any of their Affiliates in connection with the Project (including from BDO).

(c)	Except as expressly permitted under this Agreement, no Party may assign, transfer or otherwise deal with its rights under this Agreement or allow any interest in them to arise or be varied without the consent of the other Parties.

21.04	Severability

(a)	If any provision of this Agreement is declared invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions thereof shall not be affected or impaired thereby and shall continue to be in full force and effect.

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(b)	The Parties shall promptly amend this Agreement and/or execute such additional documents as may be necessary and/or appropriate to give legal effect to the void, invalid or otherwise unenforceable provision in such a manner that, when taken with the remaining provisions, will achieve the intended commercial purpose of the void, invalid or otherwise unenforceable provision.

21.05	Further Covenant; Mutual Cooperation

The Parties agree to execute or cause to be executed all such other documents, contracts or instruments and shall take, or shall cause to be taken, such further actions as may be necessary or required in order to carry out this Agreement.

21.06	No Waiver

No waiver shall be valid unless made in writing by the Parties and any waiver of the terms and conditions of this Agreement shall not operate as a waiver of any other breach of such terms and conditions. No failure to enforce any provision of this Agreement shall operate as a waiver of such provision or any other provision of this Agreement.

21.07	Entire Agreement

This Agreement and the Transaction Documents constitute the entire agreement among the Parties with respect to their subject matter and supersede all prior agreements and undertakings, both written and oral between the Parties with respect of their subject matter.

21.08	Relationship of the Parties

This Agreement is not intended to and does not create a partnership, fiduciary or agency relationship between the Parties.

21.09	Taxes

Unless otherwise provided otherwise in the other Transaction Documents, each Party shall bear and pay its own costs, taxes and expenses incurred by it in connection with the preparation, negotiation and execution of this Transaction Documents and the transactions contemplated under those documents.

21.010	MCE Group

(a)	The Parties agree that the MCE Parties jointly, hold the benefit of any promises under this Agreement on behalf of, and for the benefit of, the MCE Group (other than those MCE Parties) and may enforce this Agreement on behalf of those Persons.

(b)	The MCE Parties and the MCE Designated Entities may set off any amount owed by any them to any of the Philippine Parties under or in connection with any Transaction Document or Ancillary Document against any amount owed by the Philippine Parties to any of them.

(c)	Nothing is this Agreement imposes any liability or obligation on any company in the MCE Group except for those corporations which are a Party.

21.011	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which when taken together shall constitute a single agreement.

IN WITNESS WHEREOF, the Parties have caused this Cooperation Agreement to be executed by their duly authorized signatories on the date and at the place first above written.

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SM INVESTMENTS CORPORATION in its own right and for any on behalf of SM Investments Corporation, SM Land, Inc., SM Hotels Corporation, SM Commercial Properties, Inc. and SM Development Corporation

By _________________________________

Frederic Dybuncio

Senior Vice President, Portfolio SMIC

BELLE CORPORATION

By:

Willy N. Ocier
Vice Chairman

PREMIUMLEISURE AND AMUSEMENT, INC.

By:

Armin B. Raquel-Santos
Executive Vice President

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MCE LEISURE (PHILIPPINES) CORPORATION in its own right and for any on behalf of MCE Holdings (Philippines) Corporation and MCE Holdings No. 2 (Philippines) Corporation

By:

Name
Position

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Schedule 1

Defined Terms

2008 Consortium Agreement	:	the Consortium Agreement dated December 12, 2008 among the SM Group;

2009 MOA	:	the Memorandum of Agreement dated 23 November 2009 between Belle and SM Commercial Properties Inc. for itself and on behalf of its affiliates and co- shareholders named therein;

AB Leisure Contracts	:	has the meaning given to that term in the Closing Arrangement Agreement;

Accounts	:

means the audited (i) the balance sheet, (ii) the income statement, (iii) the statement of cash flows and (iv) any notes, statements and reports attached to and forming part of those financial statements, in each case of the Project (or the relevant operating or controlling entities of the Project) for the relevant twelve month period;

Acquisition Notice	:	has the meaning ascribed to that term in Section 6.02(b);

Acquisition Opportunity	:	has the meaning ascribed to that term in Section 6.02(a);

Acquisition Offer	:	has the meaning ascribed to that term in Section 6.02(b)(ii)2;

Acquisition Offer Period	:	has the meaning ascribed to that term in Section 6.02(b)(iii);

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Additional Site Opportunity	:	has the meaning ascribed to such term in Section 6.01(a);

Adjusted Accounts	:	means the Accounts of the Project adjusted to reflect the Agreed Principles;

Adjusted EBITDA	:	means EBITDA derived from the Adjusted Accounts;

Affiliate	:	means, with respect to a party, any Person which either directly or indirectly Controls, or which is Controlled by, or is under common Control with, the party;

Agreed Principles	:	means the principles agreed by the Philippine Parties and MCE Parties prior to Closing;

Agreement	:	means this Cooperation Agreement;

Ancillary Documents	:	any document referred to in, or contemplated by, any of the Transaction Documents or where the Parties agree is an Ancillary Document;

Announcement	:	has the meaning ascribed to that term in Section 8.06(d);

Applicable Law	:

any statute, law, decree, constitution, regulation, rule, ordinance, order, decree, Government Approval, concession, grant, franchise, license, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by or any interpretation or administration of any of the foregoing by, any Government Authority, with force and effect of law;

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Assigning Licensee	:	has the meaning ascribed to such term in Section 4.01(b);

Auditor	:	means auditor of the Project prior to the date of termination or such other auditor as the MCE Parties may notify from time to time;

BDO	:	BDO Unibank, Inc., a universal banking corporation existing under Philippines laws with offices at BDO Corporate Center, 7899 Makati Avenue, Makati City;

BDO Loan Documents	:	has the meaning ascribed to such term in Section 5.06(a);

Belle Encumbrances	:

means the real estate mortgage created under the Omnibus Loan and Security Agreement by and among Belle, PLAI, ABLGI, BDO, BDO- Trust and Investments Group, BBCC and BDO Capital & Investment Corporation dated 1 December 2010, as amended, namely:

(a) the parcels of land registered under the name of Manila Bay Park Developers Inc. with the following corresponding transfer certificate titles: (x) TCT No. 010-2010000878 covering a parcel of land amounting to 12,182 square meters; (y) TCT No. 010-2010000879 covering a parcel of land amounting to 10,863 square meters; and (z) TCT No. 010-2010000880 covering a parcel of land amounting to 9,873 square meters; and

(b) a two storey podium to be constructed on a property along Roxas Boulevard and Diosdadao Macapagal Avenue, with an estimated floor area of 80,000 square meters and around 420 basement parking spaces.

Belle Lease	:	means the lease agreement among Belle and the relevant MCE Designated Entity for the lease of the Land and Building Structures on or before the date of this Agreement;

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Building Structures	:	the Phase 1 Building and the Phase 2 Building;

Business Days	:	any day except Saturday, Sunday or public holiday in the Philippines or Hong Kong;

Casino	:	the casino to be operated under the Casino License by the Operating Company on the terms of the Operating Agreement;

Casino Complex	:	means any casino or gaming business having greater than fifteen (15) tables and one hundred (100) electronic gaming machines;

Casino License	:	the Provisional License and, upon its issuance, the Regular Casino License, as the same may be amended, supplemented, or modified from time to time in accordance with the terms thereof;

Closing	:	has the meaning given to that term in the Closing Arrangement Agreement;

Closing Arrangement Agreement	:	the Closing Arrangement Agreement entered into by each of the parties thereto on or before the date of this Agreement;

Compensation Period	:	means the period commencing on the date of termination of this Agreement and ending on the date ten (10) years after that date;

Competitor	:

means (a) any Person who is “primarily engaged” in the casino, gaming or related businesses, or (b) an Affiliate of a Person described in (a), or (c) is appointed to, or is entitled to be appointed to, to appoint a person to, the board or governing body of any of the Persons described in (a) or (b), but shall not include any MCE Group company or any MCE Shareholder,.

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For the avoidance of doubt, a Person is deemed to be “primarily engaged” in a casino or gaming related business or any of its subsidiaries if it (i) is directly engaged in such business “a “CompetitorCompany”), (ii) Controls that Competitor Company, or (iii) does not Control that Competitor Company but either (x) the revenue it derives from Competitor Companies accounts for one of the top 5 sources of its total revenues, based on its most recent audited unconsolidated financial statements, or (y) the total book value of its investments in Competitor Companies accounts for one of the top five (5) sources of the total book value of all its equity investments, based on its most recent financial statements;

Confidential Information	:	all information, in whatever form, relating to:

		(a)	the Project;

		(b)	the Licensees;

		(c)	the Casino License;

		(d)	any Transaction Document or Ancillary Document;

		(e)	the negotiations relating to any Transaction Document; and

		(f)	any confidential information of a Party;

Construction Default Termination Event	:	has the meaning ascribed to such term Schedule 3;

Construction Milestone	:	has the meaning ascribed to such term Schedule 3;

Construction Milestone Default	:	has the meaning ascribed to such term Schedule 3;

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Contributing Party	:	has the meaning ascribed to such term in Section 5.07(a);

Contribution Notice	:	has the meaning ascribed to such term in Section 5.05(f);

Control	:

means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the concerned entity, whether through the ownership of voting securities, by contract, voting trusts, through majority membership in the board of directors or governing body of a corporation or other legal entity or otherwise;

Counter Proposal	:	has the meaning ascribed to such term in Section 5.05(c)(i);

Counter Proposal Notice	:	has the meaning ascribed to such term in Section 5.05(c);

EBITDA	:	means the earnings of the Project before interest, tax, depreciation and amortization;

EBITDA Compensation Amount		means:
(a) in respect of each complete Fiscal Year during the Compensation Period;

(b) in respect of the period commencing on the date of termination and ending on the last day of the Fiscal Year in which termination of the Agreement occurs; and

(c) in respect of the period commencing on the first day of the Fiscal Year in which the Compensation Period ends and ending on the date that period ends,

fifteen percent (15%) of the Adjusted EBITDA for that period;

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EBITDA Pack	:	has the meaning given to that term in Section 19.02(a);

Encumbrance	:	means an interest or power:

(d) reserved in or over an interest in any asset; or

(e) created or otherwise arising in or over any interest in any asset under any mortgage, charge, pledge, lien, hypothecation, trust or bill of sale,

by way of security for the payment of a debt or other monetary obligation or the performance of any other obligation.

Environment	:	means all aspects of the surroundings of human beings, including:

(a) the physical characteristics of those surroundings, such as the land, the waters and the atmosphere;

(b) the biological characteristics of those surroundings, such as the animals, plants and other forms of life; and

the aesthetic characteristics of those surroundings, such as their appearance, sounds, smells, tastes, noises and textures.

Environmental Law	:	means:

(a) all laws relating to the Environment, noise, development, construction of structures, health, contamination, radiation, pollution, waste disposal, land management and Hazardous Materials;

(b) all conditions of all Authorisations issued under any Law referred to in paragraph (a); and

regulations and any lawful order, guideline, notice, direction or requirement of any Government Authority in relation to these matters;

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Escrow Account	:

the account established by and in the name of MCE Leisure in which an amount of U.S. Dollars: One Hundred Million (US$100,000,000.00) is required to be held under the terms of the Provisional License to until the Investment Commitment is completed, which account has a maintaining balance of U.S. Dollars: Fifty Million (US$50,000,000.00), and which may only be closed upon completion of the Project;

First Meeting	:	has the meaning ascribed to such term in Section 5.05(a)(iii);

Government Approval	:

any authorization, concession, right, franchise, privilege, consent, approval, registration, filing, certificate, license, permit or exemption from, by or with any Government Authority, or otherwise under any Applicable Law, whether given or withheld by express action or deemed given or withheld by failure to act within any specified time period;

Government Authority	:	any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the government (including PAGCOR);

Hazardous Materials	:

means any substance, gas, liquid, chemical, mineral or other physical or biological matter (including radiation, radioactivity and magnetic activity) which taking into account the existing and proposed use and development of the Land and Building Structures, is dangerous, harmful to the Environment, may cause pollution, contamination or any hazard, may increase toxicity in the Environment, or may leak to, discharge or otherwise cause damage to any person, property or the Environment; or is controlled, prohibited or regulated from time to time by any Environmental Law;

IFRS	:	means the International Financial Reporting Standards;

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Insolvency Event	:	means, in relation to a Person:

		(c)	the Person is or states that the Person is unable to pay all his or her or its debts as and when they become due and payable;

		(d)	the Person is taken or must be presumed to be insolvent or unable to pay his or her or its debts under any applicable legislation;

		(e)	an order is made for the winding up or dissolution of the Person or a resolution is passed or any steps are properly taken to pass a resolution for its winding up or dissolution;

		(f)	an administrator, provisional liquidator, liquidator or Person having a similar or analogous function under the laws of any relevant jurisdiction is appointed in respect of the Person or any action is taken to appoint any such Person and the action is not stayed, Withdrawn or dismissed within seven (7) days;

		(g)	a controller is appointed in respect of any property of the Person;

		(h)	a distress, attachment or execution is levied or becomes enforceable against substantially all of the property of the Person;

		(i)	the Person enters into or takes any action to enter into an arrangement, composition or compromise with, or assignment for the benefit of, all or any class of his or her or its creditors or a moratorium involving any of them;

		(j)	a petition for the making of a sequestration order against the estate of the Person is presented and the petition is not stayed, Withdrawn or dismissed within seven (7) days or the Person presents a petition against itself; or

		(k)	anything analogous to or of a similar effect to anything described above under the law of any relevant jurisdiction occurs in respect of the Person.

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Intellectual Property	:	includes copyright (and future copyright), trademark, trade names, software, design, patent, semiconductor and circuit layout rights, moral rights, rights in respect of trade secrets and other confidential information, and all other rights generally falling within the scope of the term “intellectual property”, whether registered or unregistered and whether registrable or not and includes software as well as manuals, brochures, policies, directives, procedures and techniques;

Investment Commitment	:	the amount of at least U.S. Dollars: One Billion (US$1,000,000,000.00) required by PAGCOR for granting the Regular Casino License;

Joint Acquisition Offer	:	has the meaning ascribed to that term in Section 6.02(b)(ii)1;

Joint Offer	:	has the meaning ascribed to that term in Section 6.01(b)(iii)1;

Land	:

those parcels of land located in Aseana Boulevard, Macapagal Avenue, Parañaque City, Philippines beneficially owned or leased by Belle, more particularly identified as the area highlighted in the Layout/Plan of the Land and Building Structures

Layout/Plan of the Land and Building Structures	:	the layout and plan of the Land and Building Structures attached as Exhibit A;

Leased Land	:	those parcels of land forming part of the Land which are leased by Belle from the SSS under the SSS Lease Contract;

Licensee(s)	:	the named licensees and holders of the Casino License on and from Closing;

Licensee Committee	:	the committee comprised of an authorized representative of the Philippine Parties and an authorized representative of the MCE Parties;

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Loss	:	any loss, liability, cost (including legal fees), charge, fees, claims or expense (including contractual, tortious, legal, equitable or under statute);

Material Adverse Change	:	any material adverse change to the business, assets, financial condition or results of operations of the MCE Parties or the Operating Company or the Philippine Parties (as applicable) or the Project;

MCE	:	means Melco Crown Entertainment Limited;

MCE Assets	:

means all of the assets owned or leased by, or in the possession of the MCE Parties or any MCE Designated Entity and used in, or contributed to, the Project (including all equipment, gaming machines, furniture, furnishings, fitout, stock, consumables inventory, casino markers, trade deposits, accounts receivable, cash or cash-like assets and net cage assets);

MCE Designated Entity	:	an entity designated by the MCE Parties as such and notified by them to the Philippine Parties;

MCE Disclosure Letter	:

the disclosure letter (and all documents annexed to it) from MCE Parties to the Philippine Parties disclosing certain matters which are, or may be, inconsistent with the warranties in Sections 7.01 and 7.03 and which is provided to the Philippine Parties on the same date as this Agreement;

MCE Group	:	means MCE and its Affiliates from time to time (and “MCE Group Company” means any one of them);

MCE Parties Notice	:	has the meaning ascribed to such term in Section 16.03;

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MCE Removable Assets	:	means all of the MCE Assets which are capable of being removed by the MCE Parties from the Land or Building Structures after the date of termination without significant damage to either;

MCE Shareholder	:	means:

(a) Crown Limited, any of its substantial shareholders, and any of its, and their, Affiliates; and

(b) Melco International Development Limited any of its substantial shareholders, and any of its, and their, Affiliates,

but excluding, in the case of (a) and (b) MCE and entity Controlled by it;

National Building Code	:	the National Building Code of the Philippines, Presidential Decree No. 1096;

NooFault Termination Event	:	means:

(a) any act beyond the control of, and not due to the fault of, either the Philippine Parties or any of their Affiliates or the MCE Parties or any of their Affiliates, which results in the Casino License being revoked or terminated; or

(b) any act beyond the control of, and not due to the fault of, either the Philippine Parties or any of their Affiliates or the MCE Parties or any of their Affiliates which results in the cessation of all or substantially all of the gaming operations of the Project;

Nonocontributing Party	:	has the meaning ascribed to such term in Section 5.07(a);

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Notice of Meeting	:	has the meaning ascribed to such term in Section 10.03(c);

Offer	:	has the meaning ascribed to such term in Section 6.01(b)(iii);

Offer Notice	:	has the meaning ascribed to such term in Section 6.01(b);

Offer Period	:	has the meaning ascribed to such term in Section 6.01(b)(iv);

Official	:	has the meaning ascribed to such term in Section 9.01(c)(iv);

Opening	:	means the opening of some or all of the Casino to the public;

Operating Agreement	:	the agreement to be executed between the Philippine Parties and the Operating Company covering the Project in substantially the form attached to the Closing Arrangement Agreement as Exhibit B;

Operating Company	:	MCE Leisure or any MCE Designated Entity being the operator of the Project under the Operating Agreement;

Operational Matters	:	has the meaning given to the term in Section 13.06(b);

Owned Land	:	such portions of the Land covered by the Transfer Certificates of Title;

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PAGCOR	:	Philippine Amusement and Gaming Corporation, or any agency succeeding to the functions thereof;

PAGCOR Development	:	has the meaning given to that term in the Closing
Guidelines		Arrangement Agreement;

PAGCOR Wrap Letter	:	has the meaning given to that term in the Closing Arrangement Agreement;

Performance Assurance	:	means the performance assurance under Article III, Section 2 of the Provisional License;

Permitted Assignee	:	has the meaning ascribed to such term in Section 4.01(b);

PEZA	:	Philippine Economic Zone Authority;

PEZA Registration	:	the registration agreement between PEZA and Belle and issuance by PEZA of a Certificate of Registration to Belle on the registration of the Land as a Tourism Ecozone;

Phase 1 Building	:	the building located on the Land and comprised of six hotel tower blocks sitting on a three storey podium structure and more specifically described in Project Plan and Project Implementation Plan;

Phase 2 Building	:

the six (6) level car park and a connecting bridge to Phase 1 on Level 2 and the featured “Egg” structure located on the Land and more specifically described in Project Plan and Project Implementation Plan;

Philippine Parties Agreements	:	has the meaning ascribed to such term in Section 2.03(a);

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Philippine Parties Disclosure Letter	:	the disclosure letter (and all documents annexed to it) from Philippine Parties to the MCE Parties disclosing certain matters which are, or may be, inconsistent with the warranties in Section 7.01, 7.02 and 7.04 and which is provided to the MCE Parties on the same date as this Agreement;

Philippine Parties’ Escrow Share	:	has the meaning ascribed to such term in Section 13.04(c);

Philippine Parties Notice	:	has the meaning ascribed to such term in Section 16.02(a)(i);

Podium Façade	:	means the Phase 1 Podium Façade and Phase 2 Podium Façade in each case as described in Project Plan;

Procuring Licensee	:	has the meaning ascribed to such term in Section 6.01(a);

Project	:

means the casino, hotel, retail and entertainment complex (including the Building Structures) under construction on the Land, and which, when completed will, together with its associated businesses, be operated on the Land and Building Structures by the Operating Company;

Project Compensation Amount	:	the amount equal to fifty percent (50%) of the Project Value;

Project Compensation Payment Amount	:	the amount equal to ten percent (10%) of the Project Compensation Amount;

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Project Implementation Plan	:	means the project implementation plan as referred to in the Provisional License including such additional matters as may be required by the MCE Parties;

Project Interests	:

means all of the rights, title and interests of the MCE Parties and the MCE Designated Entities in the Project, including all of their rights under the Closing Arrangement Agreement, the Transaction Documents, and the Ancillary Documents;

Project Plan	:	means the project plan attached as Exhibit C;

Proposal	:	has the meaning ascribed to such term in Section 5.05(a)(i);

Proposal Notice	:	has the meaning ascribed to such term in Section 5.05(a);

Proposed Acquirer	:	has the meaning ascribed to such term in Section 6.02(a);

Provisional License	:

PAGCOR Provisional Casino License No. CA/License Reg. No. 08-003 issued by PAGCOR and evidenced by the Certificate of Affiliation and Provisional License dated December 12, 2008, for the establishment and operation of a casino, hotel, retail and entertainment complex for both local and foreign patrons in PAGCOR’s Entertainment City in Manila, Philippines, as amended and restated by PAGCOR on Closing;

PSE	:	has the meaning ascribed to such term in Section 9.04(d);

Receiving Licensees	:	has the meaning ascribed to such term in Section 6.01(b);

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Receiving Parties	:	has the meaning ascribed to such term in Section 6.02(b);

Regular Casino License	:	the regular casino gaming license to be issued to the Licensees in accordance with Article IV, Sections 1, 2, and 3 of the Provisional License;

Regulatory Review	:	has the meaning ascribed to such term in Section 9.04(a)(ii);

Relevant Document	:	the Closing Arrangement Agreement, the Transaction Documents and Ancillary Documents;

Remaining Value	:	has the meaning ascribed to such term in Section 19.05(b);

Representative	:	has the meaning ascribed to such term in Section 10.02(a);

Sale Offer	:	has the meaning ascribed to such term in Section 18.01(b)(v);

Sale Offer Period	:	has the meaning ascribed to such term in Section 18.01(b)(vi);

Sale Compensation Amount	:	has the meaning ascribed to such term in Section 17.07(a)

Sanctions	:	has the meaning ascribed to such term in Section 9.01(d)(iii);

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Second Meeting	:	has the meaning ascribed to such term in Section 5.05(b);

SM Group	:	the companies listed in Schedule 2 and each an “SM Group Company”;

Sole Acquisition Offer	:	has the meaning ascribed to that term in Section 6.01(b)(iii)2;

Special Purpose Entity	:	the entity referred to as such in the Casino License and having the powers, rights, duties and obligations conferred on, or reserved to, that entity under the Casino License;

SSS	:	the Social Security System, a government owned and controlled corporation created under Republic Act No. 1161, as amended and lessor of the Leased Land;

SSS Lease Contract	:	the contract of lease between SSS and Belle dated 22 April 2010 as amended on 14 May 2012;

Sy Family	:	means any of the following:

(a) Mr. Henry Sy, Sr., Mrs. Felicidad T. Sy, Mr. Hans T. Sy, Mr. Herbert T. Sy, Mr. Henry T. Sy, Jr., Ms. Teresity T. Sy, Mr. Harley T. Sy, and Ms. Elizabeth T. Sy; or

(b) The estates or legal representatives of any person described or named in clause (a) above; or

(c) Trusts or other analogous arrangements established for the benefit of any person described or named in clause (a) or (b) above or of which any such person is a trustee, or holder of an analogous office, including, without limitation, the Henry Sy Foundation, Inc. and Felicidad T. Sy Foundation Inc.

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Termination Costs	:	means:

(a) the costs terminating any agreements, arrangements, understandings or commitments entered into by any of the MCE Parties or MCE Designated Entities in relation to the Project; and

(b) the costs terminating (i) the employment of any persons employed or engaged, and (ii) any employment agencies engaged, by the MCE Parties or MCE Designated Entities in connection with the Project (including all redundancy, severance and pension costs);

Third Party Offer	:	has the meaning ascribed to that term in Section 18.01(b);

Third Party Offeree	:	has the meaning ascribed to that term in Section 6.01(h)(ii);

Third Party Purchaser	:	has the meaning ascribed to that term in Section 18.01(b);

Third Party Sale Notice	:	has the meaning ascribed to that term in Section 18.01(b)

Tourism Ecozone	:

refers to an area which has been granted a special economic zone status, through PEZA registration and issuance of the required Presidential Proclamation, with its metes and bounds delineated by the Proclamation under Republic Act No. 7916, as amended;

Tourism Ecozone Locator	:

enterprises registered with PEZA for the establishment and operation, within Tourism Ecozones, of sports and recreation centers, accommodation, convention, and cultural facilities and other special interest and attraction activities/establishments, with foreign tourists as primary clientele, and which are, therefore, eligible for fiscal and non-fiscal incentives

Transaction Documents	:	this Agreement, the Belle Lease and the Operating Agreement;

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Transfer Certificate of Titles	:	means the following transfer certificate of titles that are registered, as of the date hereof, in the name of Manila Bay Park Developers, Inc:

		(a)	TCT No. 010-2010000878

		(b)	TCT No. 010-2010000879

		(c)	TCT No. 010-2010000880

		(d)	TCT No. 010-2010000881

		(e)	TCT No. 010-2010000882

		(f)	TCT No. 010-2010000883

		(g)	TCT No. 136452

U.S. Dollars or the sign “US$”	:	the legal currency of the United States of America

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Schedule 2

The SM Group

SM INVESTMENTS CORPORATION SM LAND, INC.

SM HOTELS CORPORATION

SM COMMERCIAL PROPERTIES, INC.

SM DEVELOPMENT CORPORATION

10th Floor, One E-com Center, Mall of Asia Complex, J.W. Diokno Boulevard, Pasay City

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Schedule 3

Construction obligations

Part A

Construction

(a)	The Philippine Parties must:

(i)	design, construct and complete the Phase 1 Building and Phase 2 Building in accordance with:

1.	the Project Plan;

2.	Project Implementation Plan;

3.	this Agreement;

4.	the National Building Code;

5.	all Applicable Laws and all relevant codes and standards for the intended usages of the Project (including the Casino License); and

6.	the Layout/Plan of the Land and Building Structures;

(ii)	without limiting their obligations under paragraph(a)(i), design, construct and complete the Phase 1 Building in accordance with:

1.	the PAGCOR Wrap Letter and the PAGCOR Development Guidelines (as applicable); and

2.	the Project Plan to achieve pre-opening handover of the podium and hotel by the dates set out in Appendix F of the Master Programme of the Project Plan;

(iii)	without limiting their obligations under paragraph(a)(i), design, construct and complete the Phase 2 Building in accordance with:

1.	the PAGCOR Wrap Letter; and

2.	the Project Plan and Project Implementation Plan to achieve the dates set out in Appendix F of the Master Programme for the Project Plan;

(iv)	without limiting any rights MCE Leisure may have under the Belle Lease or this Agreement, allow MCE Leisure (and for this purpose MCE Leisure shall include any of the MCE Designated Entities and any of its, and their, contractors) unrestricted access to the Land and Building Structures on and from Closing to complete the fit-out works and install fixtures, furniture and equipment and coordinate Belle’s work, and the work of its contractors, with the work of MCE Leisure;

(v)	without limiting any rights MCE Leisure may have under the Belle Lease or this Agreement, promptly notify the MCE Parties of:

1.	any anticipated delay in progress of construction of either or both the Phase 1 Building and the Phase 2 Building; and

2.	any matter which may potentially impact the MCE Parties’ scope of work, or cost of such works, under the Project Plan;

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(vi)	allow MCE Leisure and any MCE Designated Entity access to the Land at all times for the purpose of inspecting the construction of the Phase 1 Building and the Phase 2 Building; and

(vii)	comply with its obligations under Schedule 5 of the Closing Arrangement Agreement.

(b)	No later than five (5) Business Days after the date of practical completion the Philippine Parties must deliver to the MCE Parties, in each case prepared at the Philippine Parties’ sole cost:

(i)	a report, from such technical expert as the MCE Parties may reasonably approve in writing, that the Phase 1 Building and Phase 2 Building have been designed and constructed in accordance with the requirements of paragraph (a)(i) to (iii); and

(ii)	written confirmation from Design Coordinates, Inc. or such other design consultant as may be approved by the MCE Parties, in a form acceptable to MCE Leisure acting reasonably, that the Phase 1 Building and Phase 2 Building (as applicable) have been constructed in accordance with the design, specifications and drawings set out in the Project Plan (together with the report referred to in paragraph (b)(i), the “Building Report”).

(c)	As soon as practicable, but in any event on or before the date contemplated by the Project Plan, the Philippine Parties must deliver to the MCE Parties evidence that:

(i)	all tax declarations for the Building Structures have been obtained; and

(ii)	all Government Approvals in relation to the design, construction, finishing and occupation of the Land and Building Structures have been obtained and are subsisting (including to allow MCE Leisure to lawfully occupy and use the Land and Building Structures).

(d)	The Philippine Parties represent and warrant that:

(i)	they, and any consultants engaged by them for the purpose, have the resources, expertise and experience necessary to design, construct and complete the Phase 1 Building and the Phase 2 Building and in accordance with the timing requirements contemplated by paragraphs (a)(i) to (a)(iii) (inclusive), and the Project Plan;

(ii)	each of the Phase 1 Building and Phase 2 Building will be designed, constructed and completed such that, on completion, each of the Phase 1 Building and the Phase 2 Building will be fit for their purpose as contemplated by the Transaction Documents and will comply with the requirements of the Transaction Documents;

(iii)	the Building Structures are not subject to any material defect or other thing which will or might materially decrease their ability to be used by the MCE Parties;

(iv)	each Government Approval and every development carried out in relation to the Land and Building Structures has been properly obtained or developed and any conditions, requirements, obligations, or restrictions imposed by any Government Approval has been observed and performed or will be obtained in accordance with all Applicable Laws to achieve the Construction Milestones;

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(v)	all activities conducted on the Land and the Building Structures have been conducted in accordance with all Applicable Laws and there have been no contraventions of such Applicable Laws;

(vi)	on Closing, Belle will be the absolute beneficial and registered legal owner of, will have good, legal, valid, indefeasible title, rights and/or interests to the Owned Land and Building Structures, and will have full power and authority to lease the Owned Land and Building Structures to MCE Leisure or the relevant MCE Designated Entity;

(vii)	Belle is in possession of and has the right to use and control the Owned Land and Building Structures and no other person is actually or conditionally entitled to possession, occupation, use, fit out, operate or control of any of the Owned Land or Building Structures;

(viii)	Belle has performed all covenants, conditions, agreements, statutory requirements, by-laws, orders and regulations which is binding on it and affecting the Land and the Building Structures and there have been no contraventions of the provisions of those statutes and regulations;

(ix)	the Land and the Building Structures are not the subject of, or affected by any:

1.	dispute, claim, legal proceedings, investigation or inquiry and there are no circumstances that could give rise to any dispute, claim, legal proceedings, investigation or inquiry;

2.	order or other obligation to demolish, alter or reinstate all or part of any improvements comprised in the Land and Building Structures;

3.	notice of any breach or alleged breach of any material covenants, restrictions, conditions, agreements, Applicable Law or other stipulations affecting the Land and the Building Structures or its or their use;

(x)	there are no outstanding orders or notices (requiring work to be done or expenditure made) affecting the Land and the Building Structures and there are no proposals of any local or other authority (involving compulsory acquisition or requisition of otherwise) or any other circumstances known which may result in any such order or notice being made or served or which may otherwise affect the Land and the Building Structures;

(xi)	there are no agreements with any adjoining property owners or Government Authority which adversely affects the use and enjoyment of the Land and the Building Structures;

(xii)	no alterations have been made to the Building Structures or other improvements on the Building Structures other than in accordance with any Government Approvals;

(xiii)	no Philippine Party has received notice in writing from any third party:

1.	in respect of the compulsory acquisition or expropriation or any part of the Land;

2.	asserting that the current use of the Land breaches the requirements of any relevant planning scheme;

3.	which would be likely to have a materially adverse effect on the current use of the Land;

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(xiv)	they are not in breach of any Environmental Law in a way or to an extent which would have a materially adverse effect on the operation of the Project or result in the imposition of a material liability on Philippine Parties or the MCE Group;

(xv)	no environmental, safety or quality audits or studies have been conducted in relation to the Land or the Building Structures by or on behalf of Belle or a Government Authority or consultant other than as disclosed in the Philippine Parties Disclosure Letter;

(xvi)	there is no Hazardous Material or hazard to the Environment, including asbestos, in, on or affecting any of the Land and Building Structures (including in the groundwater under the Land);

(xvii)	there is no condition of the Owned Land or the Building Structures which would entitle any person to require the Philippine Parties or SM Subsidiaries to decontaminate or take other remedial action in or around the Owned Land or the Building Structures or to contribute to the costs of doing so;

(xviii)	no request or demand has been made on the Philippine Parties, the SM Subsidiaries or any other Person to decontaminate or take other remedial action in relation to the Land and the Building Structures or to contribute to the cost of doing so;

(xix)	there are no circumstances which have been or are likely to give rise to a claim in relation to any Hazardous Material or any hazard to the Environment affecting the Land and the Building Structures and there has not been an escape of any Hazardous Material from the Land or the Building Structures;

(xx)	no complaints have been made by any Person alleging that there are or have been hazardous or offensive conditions or conduct in relation to the Environment affecting the Land or the Building Structures; and

(xxi)	none of the Philippine Parties or SM Subsidiaries are in receipt of any notice from any Government Authority which:

1.	asserts that any of the Land and Building Structures is in material non- compliance with Environmental Law; or

2.	asserts that it is not complying with any license required under Environmental Law for the operation of the Project as currently carried on.

(e)	The Philippine Parties indemnify each of the MCE Parties against any Loss any of them suffers or incurs in respect of:

(i)	any loss of or damage to property, including the Parties’ property or the property of any third party;

(ii)	personal injury (including illness) or death; and

(iii)	infringement by any Philippine Party or any of contractors, subcontractors or suppliers of the Intellectual Property rights of any Person, arising out of or in connection with the design and construction of the Phase 1 Building or the Phase 2 Building.

(f)	The Philippine Parties indemnify each of the MCE Parties against any Loss any of them suffers or incurs arising out of, or in connection with, any breach of this Schedule 3.

Construction Milestones

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(g)	The Philippine Parties must:

(i)	at all times diligently carry out the works for the Phase 1 Building and the Phase 2 Building;

(ii)	achieve completion of each milestone set out in column 2 of the table in paragraph (h) (“Construction Milestone”) by the date for completion of that Construction Milestone in Appendix F of the Master Programme of the Project Plan;

(iii)	notify the MCE Parties within five (5) Business Days of achieving each Construction Milestone; and

(iv)	unless the Philippine Parties and MCE Parties agree the Construction Milestone has been achieved, deliver a written certification from an independent, experienced and qualified certifier acceptable to, and approved by, the MCE Parties certifying that the requirements of the relevant Construction Milestone have been satisfied in accordance with the requirements of the following:

1.	the Project Plan;

2.	Project Implementation Plan;

3.	this Agreement;

4.	the National Building Code;

5.	all Applicable Laws and all relevant codes and standards for the intended usages of the Project (including the Casino License); and

6.	the Layout/Plan of the Land and Building Structures.

(h)	If a Construction Milestone does not occur by the date for completion of that Construction Milestone as set out in the Project Plan, the rental payments under the Belle Lease will be abated as follows for late completion of that Construction Milestone for each day after that date until that Construction Milestone is achieved:

Row 1, Column 1	Construction Milestone	Date for completion of Construction Milestone	Abatement
Phase 1 Building	Production of revised MEPF detailed design to suit MCE Leisure’s Master Layout for MCE Leisure’s approval.	30 November 2012	The amount of rent payable under the Belle Lease, as determined by MCE Leisure, in respect of the Phase 1 Building for the period from 1 December 2012 until the Construction Milestone is achieved.

Phase 1 Building	Production of revised civil/ structural/ architectural detailed design to suit MCE Leisure’s Master Layout for MCE Leisure’s approval.	31 December 2012	The amount of rent payable under the Belle Lease, as determined by MCE Leisure, in respect of the Phase 1 Building for the period from 1 January 2013 until the Construction Milestone is achieved.

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Phase 1 Building

Substantial completion of all Civil/Structural/Architectural modification works of the Phase 1

Building to ensure MCE Leisure is

able to commence fit out work as per the plans in Appendix F of the Master Programme of the Project Plan

		28 February 2013	The amount of rent payable under the Belle Lease, as determined by MCE Leisure, in respect of the Phase 1 Building for the period from 1 March 2013 until the Construction Milestone is achieved.

Phase 1 Building

Substantial completion of all MEPF

modification works of the Phase 1

Building to ensure MCE Leisure is able to commence fit out work as per the plans in Appendix F of the Master Programme of the Project Plan

		31 March 2013	The amount of rent payable under the Belle Lease, as determined by MCE Leisure, in respect of the Phase 1 Building for the period from 1 April 2013 until the Construction Milestone is achieved.

Phase 1 Building	Formation of “White Box” (as that term is defined in the Project Plan) core and shell together with all necessary primary MEPF services and fire system installed for Lan Kwai Fong Dining/ F&B/ FOH Circulation	31 May 2013	The amount of rent payable under the Belle Lease, as determined by MCE Leisure, in respect of the Phase 1 Building for the period from 1 June 2013 until the Construction Milestone is achieved.

Phase 2 Building	Production of detailed design for Phase 2	31 December 2012	The amount of rent payable under the Belle Lease, as determined by MCE Leisure, in respect of the Phase 1 Building for the period from 1 January 2013 until the Construction Milestone is achieved.

Phase 2 Building

Formation of “White Box” core and shell together with all necessary primary MEPF services and fire system installed for the following areas:-

Retail Area

FOH Circulation Area

Family Entertainment Centre

Ballroom

		31 October 2013	The amount of rent payable under the Belle Lease, as determined by MCE Leisure, in respect of the Phase 1 Building for the period from 1 November 2013 until the Construction Milestone is achieved.

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Phase 2 Building	Formation of “White Box” core and shell together with all necessary primary MEPF services and fire system installed for the Night Club and associated “Egg” structure	31 December 2013	The amount of rent payable under the Belle Lease, as determined by MCE Leisure, in respect of the Phase 1 Building for the period from 1 January 2014 until the Construction Milestone is achieved.

Phase 2 Building	Completion of the plant rooms, including all necessary testing and commissioning.	31 January 2014	The amount of rent payable under the Belle Lease, as determined by MCE Leisure, in respect of the Phase 1 Building for the period from 1 February 2014 until the Construction Milestone is achieved.

Phase 2 Building	Completion of carpark including all necessary MEPF and architectural finishes works	31 March 2014	The amount of rent payable under the Belle Lease, as determined by MCE Leisure, in respect of the Phase 1 Building for the period from 1 April 2014 until the Construction Milestone is achieved.

MCE Leisure’s rights to remedy Construction Milestone Default

(i)	MCE Leisure may (at Belle’s sole cost), and without limiting any rights it may have under any Transaction Document, at any time after the occurrence of a Construction Milestone Default or a Construction Default Termination Event, elect to exercise any or all or a combination of any of the following rights:

(i)	to direct an acceleration of the delivery of the Phase 1 Building and Phase 2 Building (including directing the Philippine Parties to accelerate work under any downstream construction contracts); and

(ii)	have early access to the completed parts of the Phase 1 Building and Phase 2 Building (to allow any fit-out works to commence by MCE Leisure’s contractors) pending completion of the remaining Phase 1 Building and Phase 2 Building.

(j)	If a Construction Default Termination Event occurs, MCE Leisure may without prejudice to any of its rights under this Agreement in respect of such failure, elect to do any one or more of the following:

(i)	terminate this Agreement and in which case Section 16.04(c) will apply; and

(ii)	require the Philippine Parties to cure the Construction Default Termination Event, at their sole cost, and to the satisfaction of MCE Leisure.

(k)	Any delay or disruption caused to the carrying out of work under the construction contracts for the Phase 1 Building and the Phase 2 Building is the Philippine Parties’ responsibility, except where such delay or disruption is a direct result of any act by any MCE Party, in which case the Philippine Parties must do all things required to minimise the effects of any such delay or disruption.

(l)	For the purposes of this Schedule 3:

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(i)	a “Construction Milestone Default” means a Construction Milestone is not achieved by the date for completion for that Construction Milestone (such date as set out in the table in this Schedule 3); and

(ii)	a “Construction Default Termination Event” is any of the following:

1.	Belle at any time wholly or substantially abandons the works for the Phase 1 Building or the Phase 2 Building;

2.	the Phase 1 Building has not been completed by 1 February 2014;

3.	the Phase 2 Building has not been completed by 1 March 2015; or

4.	any damage or destruction to the works for the Phase 1 Building or the Phase 2 Building which in MCE Leisure’s opinion (acting reasonably), is unable to be repaired by, or which results in the Phase 1 Building or Phase 2 Building being unable to be completed by, the dates specified in paragraph (l)(ii)2. or (l)(ii)3. (as applicable).

Abatements

If any part of the Phase 1 Building or the Phase 2 Building is defective and causes disruption to the normal operations of the Project or if MCE Leisure or any MCE Designated Entity suffers Loss or incurs costs in relation to any such defect (of any description and whether directly or indirectly), the Phase 1 Building and Phase 2 Building rental payments under the Belle Lease will be abated until the relevant defect is rectified and MCE Leisure is able to carry its normal operations on the Project.

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Exhibit A

Layou1f.Plan of the Land and Building Stmctures

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Exhibit B FCPA

Certificate

In consideration of the MCE Parties agreeing to enter into the Cooperation Agreement with the Philippine Parties on 25 October 2012 (“Cooperation Agreement”), without limiting clauses 9.01 to 9.06 of the Cooperation Agreement, I, the undersigned, being an authorized signatory of each of the Philippine Parties certify for and on behalf of each Philippine Party that:

1.	I have read and understand clauses 9.01 to 9.06 of the Cooperation Agreement, in which each Philippine Party agrees to conduct its business in compliance with Applicable Laws, including those relating to anti-corruption, anti-bribery, anti-money-laundering and sanctions;

2.	I am familiar with clauses 9.01 to 9.06 of the Cooperation Agreement and in particular, the prohibition against any payment gift, offer, promise, or authorization of any payment of money or anything of value to any official, directly or indirectly through a third party intermediary;

3.	At no time during the subsistence of the Cooperation Agreement or any Transaction Document will any Philippine Party or any person acting for or on behalf of any Philippine Party:

(a)	pay any bribe; or

(b)	take any action that would create any liability for any of the MCE Parties or constitute a breach of clause 9 of the Cooperation Agreement or any Applicable Laws by any MCE Party;

4.	each Philippine Party understands that if it has violated any of these commitments, the MCE Parties may terminate the Cooperation Agreement; and

5.	I certify that if any Philippine Party receives or learns of any request for a payment falling within paragraphs 2 and 3 above, the Philippines Parties will immediately report that to the MCE Parties.

Capitalized terms defined herein shall have the same meanings defined in the Cooperation Agreement.

Signed on this                      day of

Signed for and on behalf of [#each of the Philippine Parties#]

in the presence of

Signature of authorized signatory

Name of authorized signatory (print)

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Exhibit C

Project Plan

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